                                                                   EXHIBIT 10.17

                                                                  Execution Copy

                             PHYSIOME SCIENCES, INC.

                              AGREEMENT TO PURCHASE

                            ALL OF THE CAPITAL STOCK

                         OF PREDIX PHARMACEUTICALS, LTD.

                            DATED AS OF JULY 1, 2003

                                TABLE OF CONTENTS

1.  Purchase of Shares..........................................................          1

    1.1      Purchase of Shares.................................................          1
    1.2      Agreement of Sale..................................................          1
    1.3      Options and Warrants of Predix.....................................          1

2.  The Closing.................................................................          1

3.  Representations of Predix...................................................          3

    3.1      Organization and Standing..........................................          3
    3.2      Subsidiaries, Etc..................................................          3
    3.3      Capitalization.....................................................          4
    3.4      Sale and Delivery of Shares........................................          5
    3.5      Authority for Agreement, No Conflict...............................          5
    3.6      Governmental Consents..............................................          6
    3.7      Litigation.........................................................          6
    3.8      Financial Statements...............................................          6
    3.9      Absence of Undisclosed Liabilities.................................          7
    3.10     Absence of Changes.................................................          7
    3.11     Taxes..............................................................          7
    3.12     Property and Assets................................................          8
    3.13     Intellectual Property..............................................          9
    3.14     Insurance..........................................................         10
    3.15     Material Contracts and Obligations.................................         10
    3.16     Compliance.........................................................         11
    3.17     Employees..........................................................         11
    3.18     ERISA..............................................................         13
    3.19     Books and Records..................................................         13
    3.20     Permits............................................................         13
    3.21     Environmental Matters..............................................         13
    3.22     Grants, Incentives and Subsidies...................................         14
    3.23     Encryption and Other Restricted Technology.........................         15
    3.24     Disclosures........................................................         15

4.  Representations of the Sellers..............................................         15

    4.1      Share Ownership....................................................         15
    4.2      Authority of Seller................................................         15
    4.3      Disclosures........................................................         16
    4.4      Waiver of Claims...................................................         16

5.  Representations of Physiome.................................................         16

    5.1      Authority..........................................................         16
    5.2      Experience.........................................................         16
    5.3      Board of Directors of Subsidiary...................................         16

6.  Predix Conduct Prior to Closing and Conditions to Closing; Termination......         17

    6.1      Predix Conduct Prior to Closing....................................         17
    6.2      Conditions to Closing..............................................         17
    6.3      Termination........................................................         19

7.  Miscellaneous...............................................................         19

    7.1      Successors and Assigns.............................................         19
    7.2      Survival of Representations and Warranties.........................         19
    7.3      Brokers............................................................         19
    7.4      Severability.......................................................         19
    7.5      Specific Performance...............................................         20
    7.6      Governing Law; Jurisdiction........................................         20
    7.7      Notices............................................................         20
    7.8      Complete Agreement.................................................         21
    7.9      Amendments and Waivers.............................................         21
    7.10     Required Disclosures...............................................         21
    7.11     Pronouns...........................................................         21
    7.12     Counterparts; Facsimile Signatures.................................         21
    7.13     Section Headings and References....................................         21

                                    EXHIBITS

Exhibit A    -  List of Sellers and Shares Sold

Exhibit A1   -  Options Granted

Exhibit B    -  Exceptions to Representations

Exhibit C    -  Form of Intellectual Property Assignment Agreement

Exhibit D    -  Form of Amended and Restated Certificate of Incorporation of
                Physiome Sciences, Inc.

Exhibit 2(d) -  Predix Deliverables

Exhibit 6.2  -  Closing Conditions

                             PHYSIOME SCIENCES, INC.

                        AGREEMENT TO PURCHASE ALL OF THE
                                CAPITAL STOCK OF
                          PREDIX PHARMACEUTICALS, LTD.

      This Agreement, dated as of July 1, 2003, is entered into by and among Physiome Sciences, Inc., a Delaware corporation ("Physiome"), Predix Pharmaceuticals, Ltd., a corporation formed under the laws of Israel ("Predix Ltd."), Predix Pharmaceuticals, Inc., a Delaware corporation and a wholly owned subsidiary of Predix Ltd. ("Predix Inc." and, together with Predix Ltd., "Predix") and the individuals and entities listed on Exhibit A (the "Sellers"). In consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

            1. Purchase of Shares.

            1.1 Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Physiome will purchase from each of the Sellers, and each of the Sellers will sell to Physiome, the number of Preferred Shares of Predix Ltd. and the number of Ordinary Shares of Predix Ltd. (constituting all of the outstanding shares of Predix Ltd. and having an aggregate fair market value of US$7,710,000) set forth opposite such Seller's name on Exhibit A for the aggregate purchase consideration set forth opposite each Sellers' name on Exhibit A, which consideration shall be payable in shares of Physiome Capital Stock and related securities issued under the Sale Agreement, as defined below (the "Purchase Price"). The Preferred Shares and Ordinary Shares of Predix Ltd. purchased under this Agreement are referred to herein as the "Shares."

            1.2 Agreement of Sale. The parties hereto each acknowledge and agree that: (i) the Closing shall occur simultaneous with and shall be conditioned upon the closing of the transactions contemplated by that certain Physiome Sciences, Inc. Convertible Preferred Stock Agreement of Sale of even date herewith (the "Sale Agreement"); and (ii) that the Purchase Price herein shall be offset in full against the "Purchase Price" (as defined in the Sale Agreement) to be paid by the Sellers in accordance with the Sale Agreement.

            1.3 Options and Warrants of Predix. At the Closing, all outstanding options and warrants to purchase shares of Predix capital stock shall be canceled and the holders thereof shall be granted options to purchase shares of Physiome Capital Stock as set forth on Exhibit Al hereto.

      2. The Closing. Subject to the terms and conditions of this Agreement, the closing (the "Closing") of the purchase and sale of the Shares under this Agreement shall take place at the offices of Hale and Dorr LLP, 650 College Road East, 4th Floor, Princeton, New Jersey 08540 (or remotely via the exchange of documents and signatures) on the date that is three (3) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date"). At the Closing the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all such documents delivered:

                  (a) Predix Ltd. shall deliver to Physiome a certified copy of its Certificate of Incorporation, dated as of the most recent practicable date, from the Israeli Registrar of Companies, evidencing that Predix Ltd. is a company registered under Israeli law;

                  (b) Predix Inc. shall deliver to Physiome certificates, as of the most recent practicable dates, (i) as to the corporate good standing of Predix Inc. issued by the Secretary of State of the State of Delaware, and (ii) as to the due qualification of Predix Inc. as a foreign corporation issued by the Secretary of the Commonwealth of Massachusetts;

                  (c) Physiome shall deliver to the Sellers certificates, as of the most recent practicable dates, (i) as to the corporate good standing of Physiome issued by the Secretary of State of the State of Delaware and (ii) as to the due qualification of Physiome as a foreign corporation issued by the Secretary of State of New Jersey;

                  (d) Predix Ltd. shall deliver to Physiome a duly signed shareholders' resolution together with a duly executed notice ready for filing with the Israeli Registrar of Companies (in the forms of Exhibits 2(d)(1) and Exhibit 2(d)(2), respectively, adopting the amended articles of association of Predix Ltd. (in the form of Exhibit 2(d)(3) hereto));

                  (e) Predix Inc. shall deliver to Physiome the Certificate of Incorporation of Predix Inc. as amended and in effect as of the Closing Date certified by the Secretary of State of the State of Delaware;

                  (f) Physiome shall deliver to the Sellers the Certificate of Incorporation of Physiome as amended and in effect as of the Closing Date certified by the Secretary of State of the State of Delaware;

                  (g) Predix Ltd. shall deliver to Physiome duly executed copies of the resolutions of the Board of Directors and shareholders of Predix Ltd., authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

                  (h) Predix Inc. shall deliver to Physiome a Certificate of the Secretary of Predix Inc. attesting as to (i) the By-laws of Predix Inc.; (ii) the signatures and titles of the officers of Predix Inc. executing this Agreement or any of the other agreements to be executed and delivered by Predix Inc. at the Closing; and (iii) resolutions of the Board of Directors and stockholders of Predix Inc., authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

                  (i) Physiome shall deliver to the Sellers a Certificate of the Secretary of Physiome attesting as to (i) the By-laws of Physiome; (ii) the signatures and titles of the officers of Physiome executing this Agreement or any of the other agreements to be executed and delivered by Physiome at the Closing; and (iii) resolutions of the Board of Directors and stockholders of Physiome, authorizing and approving all matters in connection with this Agreement and the transactions contemplated hereby;

                  (j) each of the Sellers shall deliver to Physiome all of their certificates and a share transfer deed for the number of Shares set forth opposite such respective Sellers' name on Exhibit A, registered in the name of each such respective Seller;

                  (k) Predix Ltd.. shall deliver to Physiome duly executed Notices of Transfer of Shares ready for filing with the Israeli Registrar of Companies and a copy of Predix Ltd.'s internal Share Registry recording the transfer of the Shares from the Sellers to Physiome;

                  (l) Physiome shall tender to each Seller, the Purchase Price for the Shares being purchased from the Seller; and

                  (m) a duly executed Sale Agreement shall be delivered to each of the parties hereto.

            3. Representations of Predix. Except as disclosed by Predix in Exhibit B hereto, Predix hereby represents and warrants to Physiome that the statements contained in this Section 3 are complete and accurate as of the date of this Agreement. Exhibit B shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 3, and the disclosures in any section or subsection of Exhibit B shall qualify only the corresponding section or subsection of this Section 3, unless otherwise specified.

            3.1 Organization and Standing. Predix Ltd. is a corporation duly organized, validly existing and in good standing under the laws of Israel and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it and to enter into and perform this Agreement and all other agreements required to be executed by Predix Ltd. at or prior to the Closing pursuant to Section 2 (the "Ancillary Agreements") and to carry out the transactions contemplated by this Agreement and the Ancillary Agreements. Predix Ltd. is duly qualified to do business as a foreign corporation and is in good standing in the Commonwealth of Massachusetts and in every other jurisdiction in which the failure so to qualify would have a material adverse effect on the business, prospects, assets or condition (financial or otherwise) of Predix Ltd. and its Subsidiary (as defined below) (a "Predix Ltd. Material Adverse Effect"). Predix Ltd. has furnished to Physiome complete and accurate copies of its memorandum and articles of association, each as amended to date and presently in effect. Predix Ltd. has at all times complied with all provisions of its memorandum and articles of association and is not in default under, or in violation of, any such provision.

            3.2 Subsidiaries, Etc. Predix Inc. (the "Subsidiary") is a Delaware corporation and a wholly owned subsidiary of Predix Ltd. There is no other corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which Predix holds stock or other ownership interests ("Ownership Units") representing (i) more than 50% of the voting power of all outstanding capital stock or Ownership Units of such entity or (ii) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of capital stock or Ownership Units upon a liquidation or dissolution of such entity. Predix Inc. is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Predix Inc. is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, properties or rights of Predix Inc. Predix Inc. has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Predix Ltd. has delivered or made available to Physiome complete and accurate copies of the organizational documents, such as any memorandum and articles of association, certificate of incorporation and By-laws (the "Organizational Documents"), of Predix Inc., as amended to date. All of the issued and outstanding shares of capital stock or Ownership Units of Predix Inc. are duly authorized, validly issued, fully paid, nonassessable and are held of record and beneficially by Predix Ltd., free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Predix Ltd. or Predix Inc. is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock or Ownership Units of Predix Inc. There are no outstanding stock appreciation, phantom stock or similar rights with respect to Predix Inc. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock or Ownership Units of Predix Inc. Predix Inc. is not in default under or in violation of any provision of any of its Organizational Documents. Except for Predix Inc., Predix Ltd. does not own or control, directly or indirectly, any shares of capital stock of any other corporation or any interest in any partnership, limited liability company, joint venture or other non-corporate business enterprise. Exhibit B further sets forth the Board of Directors of Predix Inc. effective as of the Closing.

            3.3 Capitalization.

                  (a) The authorized capital of Predix Ltd. (immediately prior to the Closing) is NIS 3,371,912 divided into (i) 1,630,178 Ordinary Shares, of nominal value NIS 0.10 each; (ii) 16,044,471 Ordinary A Shares, of nominal value NIS 0.10 each, and (iii) 16,044,471 Preferred A Shares, of nominal value NIS
0.10 each

                  (b) Exhibit B includes a complete and accurate list, as of the date of the Agreement, of the holders of Predix Ltd.'s share capital, showing the number of shares and other equity securities of Predix Ltd., and the class or series of such shares and equity securities, held by each shareholder and the number of Ordinary Shares (if any) into which such shares and equity securities are convertible, both immediately prior to and immediately following the Closing. None of such outstanding shares and equity securities constitute restricted stock or are otherwise subject to a repurchase or redemption right. All of the issued and outstanding shares of Predix Ltd. have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding shares of Predix Ltd. have been offered, issued and sold by Predix Ltd. in compliance with all applicable foreign, federal and state securities laws.

                  (c) Exhibit B includes a complete and accurate list, as of the date of this Agreement of, and sets forth information both immediately prior to and immediately following the Closing with respect to: (i) all share option plans and other share or equity-related plans of Predix Ltd. (the "Predix Ltd. Stock Plans"), indicating for each Predix Ltd. Stock Plan the number of Ordinary Shares issued to date under such Predix Ltd. Stock Plan, the number of shares subject to outstanding options under such Predix Ltd. Stock Plan and the number of shares reserved for future issuance under such Predix Ltd. Stock Plan; (ii) all holders of outstanding options to purchase Preferred Shares or Ordinary Shares ("Predix Ltd. Stock Options"), indicating with respect to each Predix Ltd. Stock Option the Predix Ltd. Stock Plan under which it was granted, the number of Preferred Shares or Ordinary Shares subject to such Predix Ltd. Stock Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of warrants or other rights (other than Predix Ltd. Stock Options and outstanding convertible preferred shares) to purchase or acquire shares of Predix Ltd. ("Predix Ltd. Warrants"), indicating with respect to each Predix Ltd. Warrant the agreement or other document under which it was granted, the number of shares, and the class or series of such shares, subject to such Predix Ltd. Warrant, the exercise price, the date of issuance and the expiration date thereof. Predix Ltd. has furnished to Physiome complete and accurate copies of all Predix Ltd. Stock Plans, forms of all stock option agreements evidencing all Predix Ltd. Stock Options and all Predix Ltd. Warrants. All of the shares of Predix Ltd. subject to Predix Ltd. Stock Options and Predix Ltd. Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and nonassessable.

                  (d) Upon Closing: (i) No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of Predix Ltd. is authorized or outstanding, (ii) Predix Ltd. has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any of its shares any evidences of indebtedness or assets of Predix Ltd., and (iii) Predix Ltd. has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares or any interest therein or to pay any dividend or to make any other distribution in respect thereof.

                  (e) Except for the Ancillary Agreements, the Founders Agreement by and among Predix, Prof. Haim Aviv, Dr. Silvia Noiman, Dr. Oren Becker, Zvi Naor and Ramot at Tel Aviv University Ltd., dated September 18, 2000, and for agreements that will be cancelled at Closing, there is no agreement, written or oral, between Predix Ltd. and any holders of its securities, or, to the best of Predix Ltd.'s knowledge, among any holder of its securities, relating to the sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or "drag-along" rights), registration under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any country or jurisdiction or, voting, of the capital stock of Predix Ltd.

            3.4 Sale and Delivery of Shares. The sale and delivery of the Shares in accordance with this Agreement, and the delivery of the Ordinary Shares issuable upon conversion of the Preferred Shares, have been duly authorized by all necessary corporate action on the part of Predix Ltd., and all such shares not yet issued have been duly reserved for issuance. The Shares are and the Ordinary Shares issuable upon conversion of the Preferred Shares will be duly and validly issued, fully paid and nonassessable and are free and clear from any third party right whatsoever.

            3.5 Authority for Agreement, No Conflict. The execution, delivery and performance by Predix of this Agreement and the Ancillary Agreements, and the consummation by Predix of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Agreement has been, and the Ancillary Agreements when executed at the Closing will be, duly executed and delivered by Predix and constitute valid and binding obligations of Predix enforceable in accordance with their respective terms, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors' rights and subject to a court's discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies. The execution and delivery of this Agreement and the Ancillary

Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by Predix will not (a) conflict with or violate any provision of the memorandum and articles of association of Predix Ltd., or the Certificate of Incorporation or Bylaws of Predix Inc., (b) require on the part of Predix Ltd. or Predix Inc., any filing with, or any permit, order, authorization, consent or approval of any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a "Governmental Entity") other than the filing of notices for the transfer of the Shares with the Israeli Registrar of Companies,
(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest (as defined below) or other arrangement to which Predix Ltd., or Predix Inc., is a party or by which Predix Ltd., or Predix Inc., is bound or to which any of its assets are subject, other than any of the foregoing events listed in this clause
(c) which do not and will not, individually or in the aggregate, have a Predix Ltd. Material Adverse Effect, (d) result in the imposition of any Security Interest upon any assets of Predix Ltd., or Predix Inc., or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Predix Ltd., or Predix Inc., or any of its properties or assets. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

            3.6 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Predix in connection with the sale and delivery of the Shares, the issuance and delivery of the Ordinary Shares issuable upon conversion of the Preferred Shares or the other transactions to be consummated at the Closing, as contemplated by this Agreement and the Ancillary Agreements, except such filings as shall have been made prior to and shall be effective on and as of the Closing and such filings required to be made after the Closing under applicable foreign, federal and state securities laws, all of which filings are specified in Exhibit B.

            3.7 Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of Predix' knowledge, any basis therefor or threat thereof, against Predix, which questions the validity of this Agreement, the Ancillary Agreements or the right of Predix, to enter into any such agreements, or which might result, either individually or in the aggregate, in a Predix Ltd. Material Adverse Effect. There is no litigation pending, or, to the best of Predix' knowledge, any basis therefor or threat thereof, against Predix or any of its employees by reason of the past employment relationships of any of the employees, the proposed activities of Predix, or negotiations by Predix with possible investors in Predix. Predix is not subject to any outstanding judgment, order or decree.

            3.8 Financial Statements. Predix Ltd. has furnished to Physiome a complete and accurate copy of (i) the audited consolidated balance sheet of Predix Ltd. at December 31, 2002 and the related audited statements of operations and cash flows for the fiscal year then ended, and (ii) the unaudited consolidated balance sheet of Predix Ltd. (the "Balance Sheet") at April 30, 2003 (the "Balance Sheet Date") and the related statements of operations and cash flows for the three months then ended, (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of Predix Ltd., present fairly the financial condition and results of operations of Predix Ltd., at the dates and for the periods indicated, and have been prepared in accordance with Israeli generally accepted accounting principles ("GAAP") consistently applied, except that the unaudited Financial Statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein and are subject to normal year-end audit adjustments which in the aggregate will not be material.

            3.9 Absence of Undisclosed Liabilities. Predix does not have any liability (whether known or unknown and whether absolute or contingent), except for (a) liabilities shown on the consolidated Balance Sheet and (b) liabilities not in excess of $10,000 in the aggregate which have arisen since the Balance Sheet Date in the ordinary course of business and (c) contractual liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet and which would not, either individually or in the aggregate, have or result in a Predix Ltd. Material Adverse Effect and (d) the outstanding balance under the Predix Bridge Loan Financing Agreement entered into in May 2003, which outstanding balance shall be converted into Preferred A Shares of Predix Ltd. at Closing, and which share capital is currently included among the Shares Surrendered and Consideration Received set forth in Exhibit A hereto.

            3.10 Absence of Changes. Since the Balance Sheet Date, there has been no material adverse change in the business, prospects, condition (financial or otherwise), or results of operations of Predix, other than changes occurring in the ordinary course of business (which ordinary course changes have not, individually or in the aggregate, had a Predix Ltd. Material Adverse Effect). Notwithstanding the foregoing, any adverse results (without regard to magnitude or impact on Predix) in the lead optimization of compounds under development have been reported to Physiome.

            3.11 Taxes.

                  (a) With respect to each Predix entity, and only to the extent applicable to it, "Taxes" shall mean all taxes or other similar assessments or liabilities, including without limitation, income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, assets, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, national insurance, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise, net worth, capital stock, gains and other taxes imposed by the United States or Israel, or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or Israel or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof. '"Tax Returns" shall mean all reports, returns, declarations, statements or other information required to be filed with a taxing authority in connection with Taxes.

                  (b) Predix has paid all Taxes due and payable by Predix on or before the date hereof. Management believes that the unpaid Taxes of Predix do not exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet.

                  (c) Predix has timely filed or has obtained presently effective extensions (which extensions, if any, are listed on Exhibit B) with respect to all federal, state, local, Israeli and foreign Tax Returns which are required to be filed by it, as applicable for each

Predix entity, such returns are complete and accurate and all Taxes shown thereon to be due have been timely paid. Predix has not explicitly waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. The Tax Returns of Predix have not been under audit or examination by the Internal Revenue Service, the Israel Income Tax Commission, or other relevant taxing authority, and no controversy with respect to Taxes of any type is pending or, to the best of Predix' knowledge, threatened. Predix has not received any final assessments from the relevant Assessment Officer of the Israel Income Tax Commission.

                  (d) Predix has withheld or collected from each payment made to its employees, independent contractors, stockholders, creditors and other third parties the amount of all Taxes required to be withheld or collected therefrom and has paid all such amounts to the appropriate taxing authorities when due. To Predix knowledge, it has complied with all information reporting requirements including maintenance of the required records with respect thereto in connection with amounts paid to any employee, independent contractor, stockholder, creditor or other third party.

                  (e) To Predix knowledge, there are no liens for Taxes upon any Predix assets, other than liens for ad valorem Taxes not yet due and payable.

                  (f) Predix Inc. has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

                  (g) Predix Inc. has not distributed stock of another corporation nor has its stock been distributed by another corporation in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or Section 361 of the Code.

                  (h) Predix Inc.'s net operating losses for federal income Tax purposes, if any, as set forth in the Financial Statements, are not subject to any limitations imposed by Section 382 of the Code. Predix Ltd.'s net operating losses for Israeli Income Tax purposes, as set forth in the Financial Statements, are not subject to any limitations imposed for Israeli Tax purposes, and consummation of the transactions contemplated by this Agreement will not have the effect of limiting Predix Ltd.'s ability to use such net operating losses in full to offset its Taxable income.

                  (i) Predix is not a party to or member of any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for United States or Israeli income Tax purposes.

            3.12 Property and Assets. Predix has good title to, or a valid leasehold interest in, all of its material properties and assets, including all properties and assets reflected in the Balance Sheet, except those disposed of since the date thereof in the ordinary course of business, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in the Balance Sheet or in Exhibit B.

            3.13 Intellectual Property.

                  (a) Exhibit B lists each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of Predix.

                  (b) Predix owns or has the right to use all Intellectual Property (as defined below) necessary for the conduct of its business as currently conducted or as currently proposed to be conducted and to operate the Internal Systems (as defined below). Predix has taken all reasonable measures to protect the proprietary nature of each item of Predix Intellectual Property (as defined below), and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of Predix Intellectual Property owned by Predix (except pursuant to agreements or licenses specified in Exhibit B), and, to the best of Predix' knowledge, no other person or entity is infringing, violating or misappropriating any of the Predix Intellectual Property.

                  (c) None of the Predix Intellectual Property infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity; and neither the marketing, distribution, provision or use of any Predix Intellectual Property currently under development by Predix will, when such Predix Intellectual Property is commercially released by Predix, infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any person or entity that exist today. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Exhibit B lists any complaint, claim or notice, or written threat thereof, received by Predix alleging any such infringement, violation or misappropriation; and Predix has provided to Physiome complete and accurate copies of all written documentation in the possession of Predix relating to any such complaint, claim, notice or threat. Predix has provided to Physiome complete and accurate copies of all written documentation in Predix' possession relating to claims or disputes known to Predix concerning any Predix Intellectual Property.

                  (d) Exhibit B identifies each license or other agreement pursuant to which Predix has licensed, distributed or otherwise granted any rights to any third party with respect to, any Predix Intellectual Property. Except as described in Exhibit B, Predix has not agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Predix Intellectual Property.

                  (e) Exhibit B identifies each item of Predix Intellectual Property that is owned by a party other than Predix, and the license or agreement pursuant to which Predix uses it (excluding off-the-shelf software programs licensed by Predix pursuant to "shrink wrap" licenses).

                  (f) Predix has not disclosed the source code for any software developed by it, or other confidential information constituting, embodied in or pertaining to such software, to any person or entity, and Predix has taken reasonable measure to prevent disclosure of such source code.

                  (g) All of the copyrightable materials incorporated in or bundled with the Predix Intellectual Property has been created by employees of Predix within the scope of their employment by Predix or by independent contractors of Predix who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to Predix. No portion of such copyrightable materials was jointly developed with any third party.

                  (h) The Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

                  (i) Each of Oren Becker, Silvia Noiman, Dale Dhanoa, Sharon Shacham, Srinivasa Cheruku, Don Gli Chen and Alexander Heifetz (collectively, the "Inventors") have assigned to Predix all right, title and interest in the Predix Intellectual Property and to all tangible and intangible property related to, and used in connection with, the business of Predix as currently being conducted and as presently proposed to be conducted, in perpetuity (or for the longest period of time otherwise permitted by law).

                  (j) For purposes of this Agreement, the following terms shall have the following meanings:

                        (i) "Internal Systems" shall mean the internal systems of Predix that are used in its business or operations, including, computer hardware systems, software applications, and embedded systems.

                        (ii) "Intellectual Property" shall mean all: (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (c) copyrights and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation; (f) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (h) copies and tangible embodiments thereof.

                        (iii) "Predix Intellectual Property" shall mean the Intellectual Property owned by or licensed to Predix and incorporated in, underlying or used in connection with the Intellectual Property or the Internal Systems.

            3.14 Insurance. Predix maintains valid policies of workers' compensation insurance and of insurance with respect to its properties and business of the kinds and in the amounts as the management believes is suitable for companies engaged in the same or similar business and similarly situated, including, without limitation, insurance against loss, damage, fire, theft, public liability and other risks.

            3.15 Material Contracts and Obligations. Exhibit B sets forth a list of all material agreements or commitments of any nature (whether written or oral) to which Predix is a party or by which it is bound, including without limitation (a) any agreement which requires future expenditures by Predix in excess of US$10,000 in the aggregate or which might result in payments to Predix in excess of US$10,000 in the aggregate, (b) any employment and consulting agreements (including any amendments thereto), employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements, (c) any distributor, sales representative or similar agreement, (d) any agreement with any current or former stockholder, officer or director of Predix, or any "affiliate" or "associate" of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act), including without limitation any agreement or other arrangement providing for the furnishing of services by, rental of real or personal property from, or otherwise requiring payments to, any such person or entity, (e) any agreement under which Predix is restricted from carrying on any business anywhere in the world, (f) any agreement relating to indebtedness for borrowed money, (g) any agreement for the disposition of a material portion of Predix' assets (other than for the sale of inventory in the ordinary course of business), (h) any agreement for the acquisition of the business or securities or other ownership interests of another party or (i) any other agreement that is material to the operations, business or finances of Predix. Predix has delivered to Physiome copies of the foregoing agreements (or an accurate summary of any oral agreement). All of such agreements and contracts are valid, binding and in full force and effect. Neither Predix, nor, to the best of Predix' knowledge, any other party thereto, is in default of any of its obligations under any of the agreements or contracts listed on Exhibit B, in a manner which could have a Predix Material Adverse Effect.

            3.16 Compliance. Predix has, in all material respects, complied with all laws, regulations and orders applicable to its present and proposed business and has all material permits and licenses required thereby. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Predix is a party or by which it is bound, or, to the best of Predix' knowledge, of any provision of any foreign, state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Predix, which materially adversely affects or, so far as Predix may now foresee, in the future is reasonably likely to result in or have a Predix Material Adverse Effect. To the best of Predix' knowledge, no employee of Predix is in violation of any term of any contract or covenant (either with Predix or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation.

            3.17 Employees.

                  (a) All current and former employees of Predix have executed and delivered non-disclosure and assignment of inventions agreements and, except as set forth on Exhibit B, all of such agreements are in full force and effect and none of such agreements will be terminated as a result of or in connection with the Closing. All current and former employees of Predix have executed and delivered non-competition and non-solicitation agreements and all of such agreements are in full force and effect and shall remain in full force and effect following the Closing. All current and former independent contractors of Predix that have performed development work or provided technical services to Predix or have otherwise had access to confidential or proprietary information of Predix have executed and delivered non-disclosure and assignment of inventions agreements, copies of which have been delivered to Physiome, and none of such agreements will be terminated as a result of or in connection with the Closing.

                  (b) Except for those employees of Predix who shall become employees of Physiome, Predix is not aware that any employee of Predix has plans to terminate his or her employment relationship with Predix. Except as set forth on Exhibit B, all employees and independent contractors are terminable at will within 30 days. Except as set forth on Exhibit B, all employees of Predix are engaged by Predix on a full time basis. Predix has complied in all material respects with all applicable employment-related laws including, but not limited to, laws relating to wages, hours, severance pay, equal opportunity, discrimination, workplace harassment, collective bargaining, workers' compensation insurance and the payment of social security and other taxes. None of the employees of Predix is represented by any labor union, and there is no labor strike or other labor trouble pending with respect to Predix (including, without limitation, any organizational drive) or, to the best of Predix' knowledge, threatened. Exhibit B sets forth a list of all agreements between any Inventor or officer of Predix and a previous employer of such person that contains non-competition or non-solicitation covenants. Predix has delivered copies of such agreements to Physiome. No employee of Predix is obligated under any contract or subject to any judgment, decree or administrative order that would conflict or interfere with (i) the performance of the employee's duties as an employee, director or officer of Predix, or (ii) Predix' business as conducted or proposed to be conducted.

                  (c) Predix has provided to Physiome a list of the salaries and any bonus arrangements of each employee and independent contractor of Predix. Such list of all employees of Predix is accurate as of the date of this Agreement, and correctly reflects, in all material respects, their salaries and terms and conditions of employment, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements, vacation pay balances, replenishment ("havraa") pay balances, illness pay balances, and fringe benefits including, without limitation, balances in provident or pension funds, "13th and 14th salary", car, telephone, or managers insurance), their dates of employment and their positions and ranks (if any).

                  (d) Predix is not a party to any collective bargaining contract or other contract with a labor union involving any of its employees except for those provisions of general agreements between the Federation of Labor Unions and the Coordination Bureau of Economic Organizations which may be applicable to certain classes of employees of Predix by virtue of Extension Orders.

                  (e) Other than the personal employment agreements referred to in Exhibit B, there are no employment, severance or similar agreements or offer letters, whether written or unwritten, between Predix and any of its respective directors, officers, executives or employees which cannot be terminated by Predix upon thirty (30) days notice without giving rise to a claim for damages or compensation (except for statutory severance pay).

                  (f) As of the date hereof, there are no pending, or to the knowledge of Predix threatened, or reasonably anticipated, claims or actions outstanding against Predix by any person who is now or has been an officer or employee of Predix, and there have been no material disputes between Predix and any material number or category of employees. Further, Predix is not aware of any formal or informal complaints by any employee of Predix of any wrongdoing which could be construed as a complaint of discrimination, workplace harassment or wrongful employment-related action or inaction.

                  (g) The statutory and contractual overtime, severance pay, accrued vacation, and any other employment-related benefits due to employees of Predix as of the Closing is either funded or provided for in the Financial Statements. No cause of action exists giving right to employees to any claim for compensation for overtime or termination severance pay to which such employee is entitled and to the knowledge of Predix, no such claims will be made by any employee for payment of any compensation or provision of any right or benefit as a result of the change of control of Predix Ltd. contemplated hereby.

                  (h) Predix is not liable for any material arrears of wages or any penalty for failure to comply with the foregoing.

                  (i) Predix is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                  (j) All amounts which Predix is legally or contractually required to deduct from its employees' salaries and/or transfer to such employees' pension or provident, life insurance, incapacity insurance, continuing education fund or otherwise have been duly paid into the appropriate fund or funds, and Predix has no outstanding obligation to make any such transfer or provision on account of overdue payments.

            3.18 ERISA. Exhibit B hereto lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by Predix Inc. Each of such employee benefit plans complies in all material respects with (i) all applicable requirements of ERISA and (ii) all applicable requirements of the Code.

            3.19 Books and Records. The minute books of Predix contain complete and accurate records of all meetings and other corporate actions of its stockholders and its Board of Directors and committees thereof. The internal Share Registry of Predix is complete and accurate and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Predix.

            3.20 Permits. Exhibit B sets forth a list of all material permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity ("Permits") issued to or held by Predix. Such listed Permits are the only Permits that are required for Predix to conduct its business as presently or currently expected to be conducted, except for those the absence of which would not have a Predix Material Adverse Effect. Each such Permit is in full force and effect and, to the best of Predix' knowledge, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

            3.21 Environmental Matters.

                  (a) Predix has complied with all applicable Environmental Laws (as defined below), except for violations of Environmental Laws that, individually or in the aggregate, have not had and would not reasonably be expected to have a Predix Material Adverse Effect. There is no pending or, to the best of Predix' knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving Predix. For purposes of this Agreement, "Environmental Law" shall mean any foreign, federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including any statute, regulation, administrative decision or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution;
(iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including all endangered and threatened species; (vi) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacturing, processing, using, distributing, treating, storing, disposing, transporting or handling of materials regulated under any law as pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used above, the terms. "release" and "environment" shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA").

                  (b) Predix has no liabilities or obligations arising from the release of any Materials of Environmental Concern (as defined below) into the environment. For purposes of this Agreement, "Materials of Environmental Concern" shall mean any chemicals, pollutants or contaminants, hazardous substances (as such term is defined under CERCLA), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery
Act), toxic materials, oil or petroleum and petroleum products or any other material subject to regulation under any Environmental Law.

                  (c) Predix is not a party to or bound by any court order, administrative order, consent order or other agreement between Predix and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

                  (d) Predix is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by Predix.

                  (e) Set forth in Exhibit B is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by Predix (whether conducted by or on behalf of Predix or a third party, and whether done at the initiative of Predix or directed by a Governmental Entity or other third party) which Predix has possession of or access to. A complete and accurate copy of each such document has been provided to Physiome.

            3.22 Grants, Incentives and Subsidies. The Company has not had and does not have Approved Enterprise Status under the Encouragement of Capital Investments Law 1959, and has not received any funding from the Office of the Chief Scientist under the Law for the Encouragement of Industrial Research and Development 1984, the BIRD Foundation, or the Fund for the Encouragement of Marketing Overseas.

            3.23 Encryption and Other Restricted Technology. Predix' business as currently conducted does not involve the use or development of, or engagement in, encryption technology.

            3.24 Disclosures. Neither this Agreement nor any Exhibit hereto, nor any Ancillary Agreement nor any report, certificate or instrument furnished to Physiome or its counsel in connection with the transactions contemplated by this Agreement, including without limitation the Stockholder Information Statement of Physiome dated July 1, 2003 (the "Stockholder Information Statement"), when read together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Each projection furnished in the Stockholder Information Statement was prepared in good faith based on reasonable assumptions and represents Predix' best estimate of future results based on information available as of the date of the Stockholder Information Statement.

            4. Representations of the Sellers. Each of the Sellers severally represents and warrants to Physiome as follows:

            4.1 Share Ownership. The Seller is, or will be as of the Closing Date, the beneficial and record owner of the Shares set forth opposite such Seller's name on Exhibit A hereto. There are no other Shares or securities of Predix to which the Seller is the beneficial owner and the Seller does not own, control or otherwise have the right to acquire, vote or control any Shares or other securities of Predix. Except as contemplated by this Agreement and the Ancillary Agreements, the Seller is not a party to and has no knowledge of any agreements, written or oral relating to the acquisition, disposition, registration under the Securities Act, or voting of the securities of Predix Ltd., Predix Inc. or Physiome. The Seller has good and marketable title to the Shares, free and clear of all easements, mortgages, pledges, laws, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever. By virtue of the deliveries made at Closing, Physiome will obtain good and marketable title to the Shares, free and clear of all easements, mortgages, pledges, laws, encumbrances, security interests, equities, charges and restrictions of any nature whatsoever.

            4.2 Authority of Seller. The Seller has the legal power and authority to enter into this Agreement, the Ancillary Agreements and the transactions contemplated herewith and thereby. This Agreement has been, and the Ancillary Agreements when executed at the Closing will be, duly executed and delivered by the Seller and constitute valid and binding obligations of the Seller enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with their respective provisions by the Seller will not (a) in the event the Seller is not an individual, conflict with or violate any provision of such Seller's governing documents, (b) require on the part of the Seller any filing with, or any permit, order, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Seller is a party or by which the Seller is bound or to which the Seller's assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller.

            4.3 Disclosures. None of the information provided by the Seller and set forth in this Agreement, any Exhibit hereto, any Ancillary Agreement or any report, certificate or instrument furnished to Physiome or its counsel or its other representatives in connection with the transactions contemplated by this Agreement, including without limitation the Stockholder Information Statement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            4.4 Waiver of Claims. Seller, on Seller's own behalf and on behalf of Seller's successors, predecessors, assigns, agents, attorneys, and all persons, corporations and other entities which might claim by, through or under Seller, including, but not limited to, all of Seller's owners, members, shareholders, partners, employees, officers, directors, agents, attorneys, representatives successors and assigns, affiliated parties and persons or entities that have granted proxies to Seller (all of whom are hereinafter individually and collectively referred to as the "Releasors") hereby (i) irrevocably and fully releases and forever discharges Predix and Physiome, and each of their parents, subsidiaries, divisions, related companies, affiliates, joint ventures, partners, insurers, predecessors, successors, assigns, agents, servants, employees, officers, directors, trustees, representatives, attorneys, stockholders and all persons, corporations and other entities which might be claimed to be jointly or severally liable (the "Releasees") from any and all claims, complaints, grievances, demands, debts, contracts, agreements, liabilities, obligations, suits, costs, expenses, rights, actions and causes or action whatsoever, of whatever nature, character or description, including any right of rescission, whether known or unknown, whether anticipated or unanticipated, whether in law or in equity, or whether in the jurisdiction or any court or regulatory body (collectively, the "Claims") which Releasors now have, have ever had or may hereafter have against the Releasees relating to or arising out of Seller's ownership of the Shares; and (ii) agrees and covenants not to sue or to bring, or assign to any third person, any Claims relating to or arising out of Seller's ownership of the Shares.

            5. Representations of Physiome. Physiome represents and warrants to each of the Sellers as follows:

            5.1 Authority. Physiome has full power and authority to enter into and to perform this Agreement and the Ancillary Agreements in accordance with their terms.

            5.2 Experience. Physiome has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its purchase of the Shares.

            5.3 Board of Directors of Subsidiary. Physiome agrees, after Closing, to vote its shares in Predix Ltd. and take such actions as shall be necessary to appoint, as director or directors of Predix Ltd. such person or persons (which may include one or more corporate entities) all as shall be determined by Physiome's Board of Directors. The Board of Directors of Predix Ltd. immediately upon Closing shall consist of Physiome Sciences, Inc. (which shall be renamed Predix Pharmaceuticals Holdings, Inc. in accordance with the Delaware General Corporation Law at or prior to the Closing).

            6. Predix Conduct Prior to Closing and Conditions to Closing; Termination.

            6.1 Predix Conduct Prior to Closing. From the date hereof through and including the earlier of the date of the Closing or the termination of this Agreement, Predix will operate its business in a manner consistent with prior practice and will maintain the goodwill of its clients, employees and other persons with which it has commercial dealings.

      In addition, Predix agrees that, except as otherwise agreed to in writing by Physiome, from the date hereof through the earlier of the date of the Closing or the termination of this Agreement:

                  (a) There will not be any increases in salary or other payments, disbursements or distributions in any manner or form to shareholders, members, directors, officers, employees or current independent contractors (or related parties thereto) of Predix or affiliated or related entities, or changes in the cash or cash equivalent accounts of Predix, other than normal and necessary transactions in the ordinary course of business of Predix;

                  (b) Revenue and accounts receivable will be maintained on a normal basis and there will be no changes in methods or procedures for billing, collection or recording of client accounts receivable relating to the business of Predix;

                  (c) All normal and recurring installments of bank debt, leases, contractual obligations and other amounts due third parties, if any, will be made in the ordinary course of business and as they become due;

                  (d) There will be no new bank debt, leases, loans, encumbrances, liens, attachments, contractual obligations or other indebtedness, except in the ordinary course of business, nor openings of new accounts nor amendments of signatory powers except as agreed by Physiome; and

                  (e) There will not be any hiring of additional employees by Predix without the express written consent of Physiome, except for the replacement of terminated employees. If there are any new employees hired by either party in accordance with the foregoing sentence, such party shall notify the other party in writing and such notice shall include the name of the employee and the terms of employment.

            6.2 Conditions to Closing. (a) At or prior to Closing, Predix shall have provided evidence to Physiome, which evidence must be satisfactory to Physiome in its sole discretion that:

                        (i) The following Predix agreements will be cancelled as of Closing: Second Shareholders' Agreement of Predix Ltd. dated May 12, 2003; Second Registration Rights and Investor Rights Agreements dated May 12, 2003; Preferred Share Purchase Agreement of Bio-IT Ltd. dated August 29, 2001; Preferred Share Purchase Agreement of Bio-IT Ltd. dated November 30, 2000; Preferred Share Purchase Agreement of Bio-IT Ltd. dated October 12, 2000 for 524,686 Series A Shares; and the IPO Option granted to OrbiMed.

                        (ii) Predix shall have received the aggregate loan amount available under that certain Loan Agreement of Predix Ltd. dated May 12, 2003, and all Convertible Debentures issued pursuant to the Loan Agreement and all amounts due and owing by Predix thereunder at Closing shall be converted into equity at Closing and such Loan Agreement and all related Convertible Debentures issued pursuant thereto shall be terminated.

                        (iii) Physiome shall have received an executed Intellectual Property Assignment Agreement from the Inventors, in the form and substance attached hereto as Exhibit C, which agreements shall be filed with the United States Patent and Trademark Office by Physiome subsequent to Closing.

                        (iv) The third party consents, assignments and releases set forth on Exhibit 6.2(iv) hereto shall be received by Physiome prior to Closing and all relevant notice periods shall have run prior to Closing.

                        (v) All post-Closing agreements set forth on Exhibit 6.2(v) to be in place with Physiome shall have been fully negotiated to the satisfaction of each party to each such agreement.

                        (vi) Receipt of: (x) a letter from Ernst and Young LLP indicating that each of OrbiMed Associates LLC, Caduceus Private Investments, L.P. and PW Juniper Crossover Fund, L.L.C. (the "OrbiMed Entities") will incur a capital loss in connection with the sale of their Shares as contemplated by this Agreement; (y) a written instrument of indemnification from each of the OrbiMed Entities, in the form attached hereto as Exhibit 6.2(vi), holding Physiome harmless with respect to any Israeli withholding tax obligation Physiome may be required to pay to the Israeli Tax Authorities in connection with the acquisition of such OrbiMed Entity's Shares under this Agreement, and (z) a tax ruling from the Israeli Tax authorities, in form and substance reasonably satisfactory to Physiome indicating that no withholding at source is required under Israeli law with respect to each of Yozma lI (Israel) L.P. and YVC-Yozma Management and Investments Ltd., as trustee for Yozma H (B.V.I.) L.P.

                  (b) As promptly as practicable after the execution of the Agreement, Physiome shall use its commercially reasonable efforts to, in accordance with the Delaware General Corporation Law and Physiome's Certificate of Incorporation and Bylaws, obtain the approval, by vote or written consent of Physiome's stockholders (the "Stockholder Approval") for the filing with the Secretary of State of the State of Delaware of Physiome's Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit D.

                  (c) As of the Closing:

                        (i) No temporary restraining order, preliminary or permanent injunction or other order (whether temporary, preliminary or permanent) issued by any court of competent jurisdiction, or other legal restraint or prohibition shall be in effect which prevents the consummation of the transactions contemplated by this Agreement, nor shall any proceeding seeking any of the foregoing be pending.

                        (ii) The representation and warranties of each party to this Agreement contained herein shall be true and correct in all material respects, except for those which are qualified as to materiality, which shall be true and correct in all respects.

                        (iii) All parties to this Agreement shall have performed or complied in all respects with all agreements and covenants required to be performed or complied with by such party by this Agreement.

            6.3 Termination. In the event that: (i) any of the Conditions to Closing set forth in Section 6.2(a) hereof are not satisfied in full, or waived by Physiome in its sole discretion; (ii) the Condition to Closing set forth in
Section 6.2(b) hereof is not satisfied in full; (iii) any of the Conditions to Closing set forth in Section 6.2(c) hereof are not satisfied in full, or waived by (a) both Physiome and Predix with respect to Section 6.2(c)(i) or (b) Physiome or Predix, as the case may be with respect to the other party's representations, warranties, agreements and covenants, with respect to Sections 6.2(c)(ii) and (iii); or (iv) the Sale Agreement is terminated, then all of the provisions of this Agreement shall terminate and there shall be no liability on the part of any party hereto; provided, however, the provisions of Section 7.6 shall survive such termination. Notwithstanding anything to the contrary contained herein, if the Closing does not occur on or before July 31, 2003, unless such time period is extended by mutual agreement of both Predix and Physiome, this Agreement shall automatically terminate and shall have no further force and effect; provided, however, the provisions of Section 7.6 shall survive such termination. If the Agreement is terminated under this Section 6.3, the parties shall walk away from this transaction and each party shall bear its own costs and expenses. Neither party shall have a claim against the other party in respect with this contemplated transaction and/or the negotiations that have preceded it.

            7. Miscellaneous.

            7.1 Successors and Assigns. This Agreement, and the rights and obligations of Physiome hereunder, may be assigned by Physiome to any affiliate, partner, member, stockholder or subsidiary of Physiome. No Seller may assign his, her or its rights under this Agreement.

            7.2 Survival of Representations and Warranties. None of the representations and warranties contained herein shall survive the Closing except such representations and warranties as set forth in Section 3.1, Section 3.2,
Section 3.3, Section 3.4, Section 3.5, Section 4. 1, Section 4.2, Section 4.4 and Section 5. 1, which representations and warranties shall survive in perpetuity.

            7.3 Brokers. Except as set forth on Exhibit B hereto, Physiome, Predix and each Seller: (i) represents and warrants to the other parties hereto that he, she or it has not retained a finder or broker in connection with the transactions contemplated by this Agreement; and (ii) will indemnify and save the other parties harmless from and against any and all claims, liabilities or obligations with respect to brokerage or finders' fees or commissions, or consulting fees in connection with the transactions contemplated by this Agreement asserted by any person on the basis of any statement or representation alleged to have been made by such indemnifying party.

            7.4 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            7.5 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, Physiome shall be entitled to specific performance of the agreements and obligations of Predix and each Seller hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

            7.6 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof), except for matters related to the internal corporate governance of Predix Ltd., including the mechanics and procedures relating to the transfer of the Shares, which shall be governed by the laws of the State of Israel. Each of the parties hereto (a) submits to the jurisdiction of any state or United States federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a dispute hereunder),
(b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and
(e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 7.7, provided that nothing in this Section 7.6 shall affect the right of any party to serve such summons, complaint or other initial pleading in any other manner permitted by law

            7.7 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) seven business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) three business day after being sent via a reputable international overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

      If to Physiome, at 150 College Road West, Suite 300, Princeton, New Jersey 08540-6604, Attention: Chief Operating Officer, or at such other address as may have been furnished in writing by Physiome to the other parties hereto, with a copy to Hale and Dorr LLP, 650 College Road East, 4th Floor, Princeton, New Jersey 08540, Attention: Richard S. Mattessich, Esq.; or

      If to Predix, at 10 K Gill Street, Woburn, Massachusetts 01801, Attention:
Chief Executive Officer, or at such other address as may have been furnished in writing by Predix to the other parties hereto, with copies to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: John R. Pomerance, Esq. and Volovelsky, Dinstein, Sneh & Co., Law Offices, Nolton House, 14 Shenkar Street, P.O. Box 12172, Herzliya-Pituach 46733, Israel, Attention: Nehama Sneh, Advocate; or

      If to a Seller, at its address set forth on Exhibit A, or at such other address as may have been furnished in writing by such Seller to the other parties hereto, with a copy to such Seller's counsel, if any, as such Seller shall have notified Physiome, in writing.

      Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

            7.8 Complete Agreement. This Agreement (including its Exhibits) constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter including, without limitation, that certain letter of intent dated April 25, 2003.

            7.9 Amendments and Waivers. This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of Physiome and the holders of at least 75% of the Shares sold by the Sellers hereunder. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Seller without the written consent of such Seller unless such amendment, termination or waiver applies to all Sellers in the same fashion. Physiome shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Any amendment, termination or waiver effected in accordance with this Section 7.9 shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

            7.10 Required Disclosures. Each party hereto (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, 'tax structure' is limited to any facts relevant to the United States federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

            7.11 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

            7.12 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

            7.13 Section Headings and References. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

                                  ** ** ** **

Executed as of the date first written above.

                               PHYSIOME SCIENCES, INC.

                               By: /s/ NIK HAYES
                                   ---------------------------------------------
                                   Name: Mr. Nik Hayes
                                   Title: Chief Operating Officer
                                          and Chief Financial Officer

                               PREDIX PHARMACEUTICALS, LTD.

                               By: /s/ MICHAEL KAUFFMAN MD
                                   ---------------------------------------------
                                   Name: Dr. Michael Kauffman
                                   Title: President and Chief Executive Officer

                               PREDIX PHARMACEUTICALS, INC.

                               By: /s/ MICHAEL KAUFFMAN MD
                                   ---------------------------------------------
                                   Name: Dr. Michael Kauffman
                                   Title: President and Chief Executive Officer

                               STOCKHOLDERS OF
                                        PREDIX PHARMACEUTICALS, LTD.

                               /s/ ILLEGIBLE
                               ------------------------------------------------
                               Dr. Oren Becker, by YVC Yozma as proxy holder

                               /s/ ILLEGIBLE
                               ------------------------------------------------
                               Zvi Naor, by YVC Yozma as proxy holder

                               /s/ ILLEGIBLE
                               ------------------------------------------------
                               Dr. Silvia Noiman, by YVC Yozma as proxy holder

                               /s/ HAIM AVIV
                               ------------------------------------------------
                               Prof. Haim Aviv

                                    /s/ FREDERICK FRANK
                                    --------------------------------------------
                                    Frederick Frank

                                    RAMOT AT TEL AVIV UNIVERSITY LTD.

                                    By: /s/ ILLEGIBLE
                                        ----------------------------------------
                                        By YVC Yozma Management and Investment
                                        LTD as proxy holder

                                    YOZMA II (ISRAEL) LP

                                    By: /s/ ILLEGIBLE
                                        ---------------------------------------
                                        Name:  Yigal Erlich & Chen Schor
                                        Title: Partners

                                    YVC YOZMA MANAGEMENT AND INVESTMENT
                                    LTD., as trustees for YOZMA II (BVI) LP

                                    By: /s/ ILLEGIBLE
                                        ---------------------------------------
                                        Name:  Yigal Erlich & Chen Schor
                                        Title: Partners

                                    PCM VENTURE CAPITAL L.P.

                                    By: /s/ ILLEGIBLE
                                        ---------------------------------------
                                        Name:  Yigal Erlich & Chen Schor
                                        Title: Partners

                                    ORBIMED ASSOCIATES LLC

                                    By: /s/ JONATHAN SILVERSTEIN
                                        ----------------------------------------
                                        Name:  Jonathan Silverstein
                                        Title: Partner

                                    CADUCEUS PRIVATE INVESTMENTS LP

                                     By: /s/ JONATHAN SILVERSTEIN
                                         ------------------------
                                         Name:  Jonathan Silverstein
                                         Title: Partner

                                    PW JUNIPER CROSSOVER FUND LLC

                                    By: /s/ JONATHAN SILVERSTEIN
                                        ------------------------
                                        Name:  Jonathan Silverstein
                                        Title: Partner

                                    EXHIBIT A

                         LIST OF SELLERS AND SHARES SOLD

                                                                         AGGREGATE  AGGREGATE
                                                                         SHARES OF  SHARES OF  AGGREGATE   MAXIMUM
                                                                          PHYSIOME  PHYSIOME   SHARES OF  AGGREGATE    AGGREGATE
                                                            EQUIVALENT    SERIES B  SERIES A    PHYSIOME  NUMBER OF     PERCENT
                                    NO. OF       NO. OF        CASH      PREFERRED  PREFERRED    COMMON  TRANSACTION  OF FUNDING
                                  PREFERRED     ORDINARY     PURCHASE      STOCK      STOCK      STOCK     WARRANTS    WARRANTS
  NAME AND ADDRESS OF SELLER     SHARES SOLD  SHARES SOLD     PRICE      PURCHASED  PURCHASED  PURCHASED  PURCHASED   PURCHASED(1/)
-------------------------------  -----------  -----------  ------------  ---------  ---------  --------- -----------  ------------
Dr. Oren Becker................           --       24,000  $     14,692         --         --     14,692          --            --
Ramot at Tel Aviv University
    Ltd. ......................           --       24,000  $     14,692         --         --     14,692          --            --
Zvi Naor.......................           --        4,000  $      2,448         --         --      2,448          --            --
Dr. Silvia Noiman..............           --       24,000  $     14,692         --         --     14,692          --            --
Prof. Haim Aviv................           --       24,000  $     14,692         --         --     14,692         '--            --
Yozma II (Israel) LP...........    1,610,158           --  $    772,110     17,508     59,703         --      30,491          3.05%
YVC-Yozma Management and
    Investment Ltd., as
    trustees for Yozma II
    (BVI) LP...................    2,744,594           --  $  1,316,110     29,844    101,767         --      51,974          5.20%
PCM Venture Capital L.P. ......    1,463,786           --  $    701,930     15,917     54,276         --      27,719          2.77%
OrbiMed Associates LLC.........      176,636           --  $     84,690      1,920      6,549         --       3,344          0.33%
Caduceus Private
   Investments LP..............    7,254,111           --  $  3,478,570     78,880    268,977         --     137,372         13.74%
Frederick Frank................      121,556           --  $     58,280      1,321      4,507         --       2,301          0.23%
PW Juniper Crossover
   Fund LLC....................    2,471,433           --  $  1,185,130     26,874     91,639         --      46,801          4.68%
                                 -----------  -----------  ------------  ---------  ---------  --------- -----------  ------------
          Total                   15,842,274      100,000  $  7,658,036    172,264    587,418     61,216     300,002          30.0%
                                 ===========  ===========  ============  =========  =========  ========= ===========  ============

--------------
(1/) Represents pro-rata portion of calculation done on date of closing.

                                   EXHIBIT A1

                                     OPTIONS

         NAME OF OPTIONEE                    NUMBER OF PHYSIOME OPTIONS RECEIVED
--------------------------------------       -----------------------------------
Oren Becker...........................                     339,114
Dr. Silvia Noiman.....................                      339114
Haim Aviv (SAB member)................                     131,349
Charles Homcy (Director)..............                       9,017
Michael Kauffman......................                     757,022
Dale Dhanoa...........................                     192,258
Sharon Schcham........................                      42,992
Yael Marantz..........................                      30,339
Shay Bar-Haim.........................                      16,046
Liora Ben-Ari.........................                      12,697
Ayelet Aharon.........................                      10,544
Meirav Vichman........................                      10,544
Ori Kalid.............................                      13,069
Boaz Inbal............................                      14,002
Alexander Heifetz.....................                      12,455
Raphael Nudelman......................                      13,069
Harel Weinstein (SAB member)..........                       4,046
Michael Levit (SAB member)............                       4,046
Ehud Landau (SAB member)..............                       4,046
Martin Karplus (SAB member)...........                       4,046
Carl Johnson (SAB member).............                       4,046
Dougli Chen...........................                      13,147
Mohanty K. Pradyumna..................                      10,697
Anurag Scharadendu....................                      10,697
Christin Wang.........................                      30,000
Srinivasa Cheruku.....................                      13,147
Nick Leschly..........................                         137

                                    EXHIBIT C

                   INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

                                   ASSIGNMENT

      WHEREAS, we, [INVENTORS' NAMES], employed by Predix Pharmaceuticals, Ltd. or Predix Pharmaceuticals, Inc., are the inventors of certain new and useful inventions and discoveries, for which application for Letters Patent entitled [TITLE] was filed with the United States Patent and Trademark Office as U.S. Application Serial No. _______________ on _________; and

      WHEREAS, Predix Pharmaceuticals, Inc., together with its successors and assigns is hereinafter called "ASSIGNEE," is desirous of acquiring the title, rights, benefits, and privileges hereinafter recited;

      NOW, THEREFORE, for good and valuable consideration furnished by ASSIGNEE to us, receipt and sufficiency of which we hereby acknowledge, we hereby, without reservations:

      1. Assign, transfer, and convey to ASSIGNEE our entire right, title, and interest in and to said inventions and discoveries, said applications for Letters Patent, any and all other applications for Letters Patent on said inventions and discoveries in whatsoever countries, including all provisional, nonprovisional, divisional, renewal, substitute, continuation, continuation-in-part, continued prosecution applications, and convention applications based in whole, or in part, upon said inventions or discoveries, or upon said applications, and any and all Letters Patents, reissues, reexaminations, and extensions of Letters Patent granted for said inventions and discoveries or upon said applications, and every priority right that is or may be predicated upon, or arise from, said inventions, said discoveries, said applications, and said Letters Patent;

      2. Authorize ASSIGNEE to file patent applications in any or all countries on any or all of said inventions and discoveries in my name or in the name of ASSIGNEE or otherwise as ASSIGNEE may deem advisable, under International Conventions or otherwise;

      3. Authorize and request the Commissioner of Patents and Trademarks of the United States of America and the empowered officials of all other governments throughout the world to issue or transfer all said Letters Patents to ASSIGNEE, as assignee of the entire right, title, and interest therein or otherwise as ASSIGNEE may direct;

      4. Warrant that we have not knowingly conveyed to others any right in said inventions, discoveries, applications, or patents, or any license to use the same, or to make, use, or sell anything embodying or utilizing any of said inventions or discoveries; and that we have good right to assign the same to ASSIGNEE without encumbrance;

      5. Bind our heirs, legal representatives, and assigns, as well as ourselves, to do, upon ASSIGNEE's request and at ASSIGNEE's expense, but without additional consideration to us or them, all acts reasonably serving to assure that said inventions and discoveries, said patent applications, and said Letters Patents shall be held and enjoyed by ASSIGNEE as fully and entirely as the same could have been held and enjoyed by us, our heirs, legal representatives, and assigns if this Assignment had not been made; and particularly to execute and deliver to ASSIGNEE all lawful application documents including petitions, specifications, and oaths, and all assignments, disclaimers, and lawful affidavits in form and substance as may be requested by ASSIGNEE; and to communicate to ASSIGNEE all facts known to us relating to said inventions and discoveries or the history thereof, and to testify as to the same in any court or proceeding; and to furnish ASSIGNEE any and all documents, photographs, models, samples, and other physical exhibits in my control or in the control of our heirs, legal representatives, or assigns which may be useful for establishing the facts of my conceptions, disclosures, and reduction to practice of said inventions and discoveries.

      IN TESTIMONY WHEREOF, we have hereunto set our hand and seal.

Date: ______________________________                       Signature of Inventor

                                                           _____________________
INVENTOR'S NAME

Witness printed name: __________________________________
Witness signature: _____________________________________
Witness address: _______________________________________

Date: ______________________________                       Signature of Inventor

                                                           _____________________
INVENTOR'S NAME

Witness printed name: __________________________________
Witness signature: _____________________________________
Witness address: _______________________________________

                                    EXHIBIT D
          FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                             PHYSIOME SCIENCES, INC.

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             PHYSIOME SCIENCES, INC.

      Physiome Sciences, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the "Corporation"), hereby certifies as follows:

      1. The name of the Corporation is Physiome Sciences, Inc. The Corporation was originally incorporated under the game Takhus Pharmaceuticals, Inc. and filed its original certificate of incorporation with the Secretary of State of the State of Delaware on November 2, 1994.

      2. This Amended and Restated Certificate of Incorporation amends and restates in its entirety the Corporation's certificate of incorporation, as amended and restated from time to time, to amend, among other things, the following to: (i) change its name to Predix Pharmaceuticals Holdings, Inc.; (ii) provide for a one-for-17.971067 reverse stock split of the Corporation's Existing Common Stock; (iii) create a new class of Class A Common Stock; (iv) reclassify and convert the outstanding shares of the Corporation's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Convertible Preferred Stock into shares of a newly created class of Series A Convertible Preferred Stock and delete all references to such prior preferred classes; (v) reclassify and convert the outstanding shares of the Corporation's Series D Convertible Preferred Stock into shares of a newly created class of Series B Convertible Preferred Stock and delete all references to such prior preferred class; and (vi) designate the newly created Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as set forth below.

      3. This Amended end Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the requisite written consent of the holders of each class of stock entitled to vote thereon has been voted in favor of this Amended and Restated Certificate of Incorporation and written notice has been given as provided by Section 228 of the General Corporation Law of the State of Delaware. This Amended and Restated Certificate of Incorporation (referred to hereinafter as the "Certificate of Incorporation") restates, integrates and further amends the provisions of the Corporation's certificate of incorporation, as amended to date (including all certificates of designation), as follows:

      FIRST. The name of the corporation is Predix Pharmaceuticals Holdings, Inc. (the "Corporation").

      SECOND. The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is the Corporation Service Company.

      THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is as follows:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the state of Delaware (the "DGCL").

      FOURTH. Upon this Amended and Restated Certificate of Incorporation becoming effective pursuant to the DGCL (the "Effective Time"), a one-for-17.971067 reverse stock split of the Corporation's Common Stock, $.01 par value per share (the "Existing Common Stock"), shall become effective, pursuant to which each share of the Corporation's Existing Common Stock issued and outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and converted into 0.055645 fully paid and nonassessable shares of the Corporation's Common Stock, $.01 par value per share (the "New Common Stock"), automatically and without any action by the holder thereof upon the Effective Time. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Existing Common Stock shall automatically and without the necessity of presenting the same for exchange, represent 0.055645 shares of the Corporation's New Common Stock from and after the Effective Time for each share of Existing Common Stock outstanding immediately prior to the Effective Time and represented by such certificate. No fractional shares of New Common Stock shall be issued as a result of such reclassification and conversion. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Corporation's New Common Stock as determined by the Board of Directors of &a Corporation.

      Upon the Effective Time, each share of the Corporation's Series A Convertible Preferred Stock, $.01 par value per share (the "Existing Series A Preferred Stock"), issued and outstanding or held in treasury of the Corporation is hereby reclassified and converted (irrespective of any accrued dividends or adjustments to the conversion price of the Existing Series A Preferred Stock) into 0.022104 fully paid and nonassessable shares of the Corporation's New Series A Preferred Stock, as defined in Article FIFTH, automatically and without any action by the holder thereof upon the Effective Time and all accrued and unpaid dividends thereon, if any, shall be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Existing Series A Preferred Stock shall, automatically and without the necessity of presenting the same for exchange, represent 0.022104 shares of the Corporation's New Series A Preferred Stock from and after the Effective Time for each share of Existing Series A Preferred Stock outstanding immediately prior to the Effective Time and represented by such certificate. No fractional shares of New Series A Preferred Stock shall be issued as a result of such reclassification and conversion. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Corporation's New Series A Preferred Stock as determined by the Board of Directors of the Corporation.

      Upon the Effective Time, each share of the Corporation's Series B Convertible Preferred Stock, $.01 par value per share (the "Existing Series B Preferred Stock"), issued and outstanding or held in treasury of the Corporation is hereby reclassified and converted (irrespective of any accrued dividends or adjustments to the conversion price of the Existing Series B Preferred

      Stock) into 0.035661 fully paid and nonassessable shares of the Corporation's New Series A Preferred Stock automatically and without any action by the holder thereof upon the Effective Time and all accrued and unpaid dividends thereon, if any, shall be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Existing Series B Preferred Stock shall, automatically and without the necessity of presenting the same for exchange, represent 0.035661 shares of the Corporation's New Series A Preferred Stock from and after the Effective Time for each share of Existing Series B Preferred Stock outstanding immediately prior to the Effective Time and represented by such certificate. No fractional shares of New Series A Preferred Stock shall be issued as a result of such reclassification and conversion. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Corporation's New Series A Preferred Stock as determined by the Board of Directors of the Corporation

      Upon the Effective Time, each share of the Corporation's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), issued and outstanding or held in treasury of the Corporation is hereby reclassified and converted (irrespective of any accrued dividends or adjustments to the conversion price of the Series C Preferred Stock) into 0.084149 fully paid and nonassessable shares of the Corporation's New Series A Preferred Stock automatically and without any action by the holder thereof upon the Effective Time and all accrued and unpaid dividends thereon, if any, shall be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Series C Preferred Stock stall, automatically and without the necessity of presenting the same for exchange, represent 0.084149 shares of the Corporation's New Series A Preferred Stock from and after the Effective Time for each share of Series C Preferred Stock outstanding immediately prior to the Effective Time and represented by such certificate. No fractional shares of New Series A Preferred Stock shall be issued as a result of such reclassification and conversion. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Corporation's New Series A Preferred Stock as determined by the Board of Directors of the Corporation.

      Upon the Effective Time, each share of the Corporation's Series D Convertible Preferred Stock, $.01 par value per share (the "Series D Preferred Stock"), issued and outstanding or held in treasury of the Corporation is hereby reclassified and converted (irrespective of any accrued dividends or adjustments to the conversion price of the Series D Preferred Stock) into 0.123774 fully paid and nonassessable shares of the Corporation's New Series B Preferred Stock, as defined in Article FIFTH, automatically and without any action by the holder thereof upon the Effective Time and all accrued and unpaid dividends thereon, if any, shall be cancelled. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Corporation's Series D Preferred Stock shall, automatically and without the necessity of presenting the same for exchange, represent 0.123774 shares of the Corporation's New Series B Preferred Stock from and after the Effective Time for each share of Series D Preferred Stock outstanding immediately prior to the Effective Time and represented by such certificate. No fractional shares of New Series B Preferred Stock shall be issued as a result of such reclassification and conversion. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Corporation's New Series B Preferred Stock as determined by the Board of Directors of the Corporation.

      FIFTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty eight million (48,000,000) shares, consisting of: (i) forty million (40,000,000) shares of New Common Stock; (ii) four million four hundred thousand (4,400,000) shares of Class A Common Stock, $0.01 par value per share (the "Class A Common Stock"); (iii) one million one hundred thousand (1,100,000) shares of Series A Convertible Preferred Stock, $0.01 par value per share (the "New Series A Preferred Stock" or the "Series A Preferred Stock"); and (iv) two million five hundred thousand (2,500,000) shares of Series B Convertible Preferred Stock, $0.01 per value per share (the "New Series B Preferred Stock" or the "Series B Preferred Stock"). The Series A Preferred. Stock and the Series B Preferred Stock are sometimes referred to herein as the "Designated Preferred Stock". The New Common Stock and the Class A Common Stock are sometimes referred to herein as the "Common Stock".

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.    COMMON STOCK

      1. Dividends. The holders of Common Stock, subject to the preferential rights of the holders of any of the then outstanding Series A Preferred Stock, Series B Preferred Stock and any other class or series of shares ranking (as to dividends) senior to the Common Stock, shall be entitled to receive dividends and the Corporation shall pay dividends thereon, as, if and when declared by the Board of Directors of the Corporation out of funds legally available for the payment of dividends, in such amount and in such form as the Board of Directors may from time to time determine. All dividends which the Board of Directors may declare on the New Common Stock shall be declared and paid in equal amounts per share on all New Common Stock at the time outstanding, All dividends which the Board of Directors may declare on the Class A Common Stock shall be declared and paid in equal amounts per share on all Class A Common Stock at the time outstanding.

      2. Liquidation. In the event of the liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, pursuant to applicable law, the holders of the Common Stock, subject to the preferential rights of any of the holders of the then outstanding Series A Preferred Stock, Series B Preferred Stock and any other class or series of stock ranking on liquidation, dissolution or winding up senior to the Common Stock, and except as may otherwise be provided pursuant to Section B.2 below, shall be entitled to receive all the assets of the Corporation available for distribution to its stockholders. Such distributions shall be paid in equal amounts per share on all Common Stock at the time outstanding. Notwithstanding the foregoing, the New Common Stock shall have such preferential rights over the Class A Common Stock in the event of any liquidation, dissolution or winding up of the Corporation or other distribution of Assets of the Corporation among its stockholders for the purposes of winding up its affairs as set forth herein.

      3. Voting. The holders of Common Stock shall be entitled to receive notice of and to attend all meetings of the stockholders of the Corporation and shall have one vote for each share of Common Stock held at all meetings of the stockholders of the Corporation, except for meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series.

B.    SERIES A CONVERTIBLE PREFERRED STOCK AND SERIES B CONVERTIBLE PREFERRED
      STOCK

      1.    Dividends.

            (a) The Corporation shall not declare, pay or set aside any dividends (other than dividends payable in shares of New Common Stock) on Common Stock unless the holders of the Series A Preferred Stock and Series B Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock and Series B Preferred Stock equal to the product of (i) the per share dividend to be declared, paid or set aside for the Common Stock multiplied by (ii) the number of shares of New Common Stock into which each share of Series A Preferred Stock or Series B Preferred Stock is then convertible.

            (b) In the event that there shall be declared but unpaid dividends outstanding with respect to the Series A Preferred Stock or Series B Preferred Stock immediately prior to, and in the event of, a conversion of any shares of Series A Preferred Stock or Series B Preferred Stock as provided in Section 4 hereof, the Corporation shall, at the option of each holder of such shares, pay in cash, out of funds legally available therefor, to each such holder the full amount of any such dividends or, unless registration or qualification of such New Common Stock would be required under applicable securities laws, allow such dividends to be converted into New Common Stock in accordance with, and pursuant to the terms specified in, Section 4 hereof.

      2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales

            (a) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, pursuant to applicable law, all the assets of the Corporation available for distribution among the stockholders shall be distributed to them in the following order and preference:

                  (i) First, each holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to any other stockholders by reason of their ownership thereof, an amount equal to the Series B Conversion Price (as defined in Section 4 below) (as adjusted to reflect stock splits, stock dividends, recapitalizations and similar transactions) for each outstanding share of Series B Preferred Stock held by such stockholder (the "Preferred B Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred B Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (ii) Second, following payment of the Preferred B Preference, each holder of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to any other stockholders by reason of their ownership thereof, an amount equal to the Series A Conversion Price (as defined in Section 4 below) (as adjusted to reflect stock splits, stock dividends, recapitalizations and similar transactions) for each outstanding share of Series A Preferred Stock held by such stockholder (the "Preferred A Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred A Preference, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (iii) Third, following payment of the Preferred A Preference, each holder of New Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to any other stockholders by reason of their ownership thereof, an amount equal to $1.00 (as adjusted to reflect stock splits, stock dividends, recapitalizations and similar transactions) for each outstanding share of New Common Stock held by such stockholder (the "New Common Preference"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the New Common Stock shall be insufficient to permit the payment to such holders of the full New Common Preference, then the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the New Common Stock in proportion to the amount of such stock owned by each such holder.

                  (iv) Fourth, after payment of the Preferred B Preference, Preferred A Preference and New Common Preference, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among all holders of the Series B Preferred Stock, Series A Preferred Stock and Common Stock (treating all holders of Series B Preferred Stock and Series A Preferred Stock as holders of Common Stock on an as-converted to New Common Stock basis).

            (b) Other Liquidation Events (Cash Consideration Only). In the event of (i) a merger or consolidation of the Corporation with or into another entity (except if such merger or consolidation does not result in the transfer of more than 50% by voting power of the outstanding capital stock of the Corporation or in which the holders of 50% or more by voting power of the outstanding capital stock of the Corporation immediately prior to such transaction continue, by virtue of their holdings of securities of the Corporation, to hold 50% or more by voting power of the outstanding capital stock of the surviving corporation immediately after the transaction); or (ii) the sale, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation (except where such sale is to a wholly-owned subsidiary of the Corporation) (such events described in Section 2(b)(i) and Section 2(b)(ii) referred to as "Deemed Liquidation Events"), pursuant to which the consideration in connection with such Deemed Liquidation Events is paid solely in cash, such consideration, less any obligations of the Corporation not specifically assumed in writing by the potential acquiror under the terms of the contemplated transaction, shall be distributed among the Corporation's stockholders in the following order and preference:

                  (A) First, each holder of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the funds of the Corporation to any other stockholders by reason of their ownership thereof, an amount equal to the Preferred B Preference for each outstanding share of Series B Preferred Stock held by such stockholder. If upon the occurrence of such event, the funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferred B Preference, then such consideration less any required obligations of the Corporation shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the amount of such stock owned by each such holder.

                  (B) Second, following payment of the Preferred B Preference pursuant to Section 2(b)(A), the holders of Series A Preferred Stock and New Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the funds of the Corporation to any other stockholders by reason of their ownership thereof, an amount equal to the New Common Preference (treating all holders of Series A Preferred Stock on an as-converted to New Common Stock basis). If upon the occurrence of such event, the funds thus distributed among the holders of the Series A Preferred Stock (on an as-converted to New Common Stock basis) and New Common Stock shall be insufficient to permit the full payment of the New Common Preference to such holders, then such consideration less any required obligations of the Corporation shall be distributed ratably among the holders of the Series A Preferred Stock and New Common Stock in proportion to the amount of such stock owned by each holder, on an as-converted to New Common Stock basis.

                  (C) Third, after the payments set forth in Section 2(b)(A) and Section 2(b)(B) above, the entire remaining consideration, if any, shall be distributed pro rata among all holders of the Series B Preferred Stock, Series A Preferred Stock and Common Stock (treating all holders of Series B Preferred Stock and Series A Preferred Stock as holders of Common Stock on an as-converted to New Common Stock basis).

            (c) Other Liquidation Events (Including Non-Cash Consideration). In the event of a Deemed Liquidation Event pursuant to which the consideration to the Corporation in connection with such Deemed Liquidation Event is paid (i) solely in property, rights and/or securities of the acquiring person, firm or other entity or (ii) in a combination of property, rights and/or securities of the acquiring person, firm or other entity and cash, such consideration, less any obligations of the Corporation not specifically assumed in writing by the potential acquiror under the terms of the contemplated transaction, shall be distributed among the Corporation's stockholders in the following order and preference:

                  (A) First, all cash consideration shall be distributed in accordance with the procedure set forth in Sections 2(b)(A)-(C) above.

                  (B) Second, the value of such property, rights and/or securities shall be determined in good faith by the Board of Directors of the Corporations and shall be distributed pro rata among all holders of the Series B Preferred Stock, Series A Preferred Stock and Common Stock (treating all holders of Series B Preferred Stock and Series A Preferred Stock as holders of Common Stock on as as-converted to New Common Stock basis).

      3.    Voting

            (a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written action of stockholders in lieu of meeting), each holder of outstanding Designated Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of New Common Stock into which the Designated Preferred Stock held by such holder is convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or otherwise provided herein, the holders of Designated Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other class or series of capital stock the terms of which so provide, as a single class.

            (b) Until the consummation of an Initial Public Offering (as defined in Section 5), the Corporation shall not, without the affirmative vote of the holders of at least 60% of the issued and outstanding shares of Series B Preferred Stock take any action which alters or modifies the rights, preferences or privileges of the Series B Preferred Stock set forth in Section 2 hereof.

            (c) Until the consummation of an Initial Public Offering, the Corporation shall not, without the affirmative vote of the holders of at least 60% of the issued and outstanding shares of capital stock of the Corporation, voting as a single class on an as-converted to Common Stock basis, effect a Deemed Liquidation Event.

      4.    Optional Conversion.

The holders of the Designated Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

            (a) Right to Convert. Each share of Series A Preferred Stock and Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of New Common Stock as is determined by dividing $100.00 by the Series A Conversion Price (as defined below) or Series B Conversion Price (as defined below), as applicable, in effect at the time of conversion. The "Series A Conversion Price" and "Series B Conversion Price" shall initially be $10.00 per share. Such initial Series A Conversion Price and Series B Conversion Price, and the rate at which Series A Preferred Stock and Series B Preferred Stock may be converted into New Common Stock, shall be subject to adjustment as provided below.

In the event of a liquidation, dissolution or winding up of the Corporation, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock and Series B Preferred Stock. In the event of such a liquidation, dissolution or winding up, the Corporation shall provide to each holder of Series A Preferred Stock and Series B Preferred

Stock notice of such liquidation, dissolution or winding up, which notice shall
(i) be sent at least 15 days prior to the termination of the Conversion Rights and (ii) state the amount per share of Series A Preferred Stock and Series B Preferred Stock that will be paid or distributed on such liquidation, dissolution or winding up, as the case may be.

            (b) Fractional Shares. No fractional shares of New Common Stock shall be issued upon conversion of the Series A Preferred Stock or Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market of the New Common Stock as determined by the Board of Directors of the Corporation.

            (c)   Mechanics of Conversion.

                  (i) In order for a holder of Designated Preferred Stock to convert such Designated Preferred Stock into New Common Stock, such holder shall surrender the certificate or certificates for such Designated Preferred Stock, at the office of the transfer agent for the Designated Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of shares of the Designated Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name in which such holder wishes the certificate or certificates for New Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"), and the New Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Designated Preferred Stock, a certificate or certificates for the number of shares of New Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                  (ii) The Corporation shall at all times when Designated Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Designated Preferred Stock, such number of shares of its duly authorized New Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Designated Preferred Stock.

                  (iii) Upon any such conversion, no adjustment to the Series A Conversion Price or Series B Conversion Price shall be made for any declared but unpaid dividends on the Designated Preferred Stock surrendered for conversion or on the New Common Stock delivered upon conversion.

                  (iv) All Designated Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive New Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any Designated Preferred Stock so converted shall be retired and cancelled and shall not be reissued.

                  (v) The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of New Common Stock upon conversion of Designated Preferred Stock pursuant to this
Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of New Common Stock in a name other than that in which the Designated Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax bas been paid.

            (d) Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the date the Corporation first issued its Designated Preferred Stock (the "Original Issue Date") effect a subdivision of the outstanding New Common Stock or combine the outstanding Designated Preferred Stock, the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect immediately before that subdivision or combination shall be proportionately decreased. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding New Common Stock or effect a subdivision of the outstanding Series A Preferred Stock, the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect immediately before the combination or subdivision shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

            (e) Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of New Common Stock entitled to receive, a dividend or other distribution payable is additional New Common Stock, then and in each such event the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect by a fraction:

                  (i) the numerator of which shall be the total number of shares of New Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  (ii) the denominator of which shall be the total number of shares of New Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of New Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Conversion Price or Series B Conversion Price, as applicable, shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Conversion Price or Series B Conversion Price, as applicable, shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided, further, however, that no such adjustment shall be made if the holders of Designated Preferred Stock simultaneously receive (i) a dividend or other distribution of shares of New Common Stock in a number equal to the number of shares of New Common Stock as they would have received if all outstanding shares of Designated Preferred Stock had been converted into New Common Stock on the date of such event or (ii) a dividend or other distribution of Designated Preferred Stock which is convertible, as of the date of such event, into such number of shares of New Common Stock as is equal to the number of additional shares of New Common Stock being issued with respect to each share of New Common Stock in such dividend or distribution.

            (f) Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of New Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than New Common Stock) or in cash or other property, then and in each such event the holders of Designated Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities, cash or other property in an amount equal to the amount of such securities, cash or other property as they would have received if all outstanding shares of Designated Preferred Stock had been converted into Common Stock on the date of such event.

            (g) Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation, plan of merger involving the Corporation in which the New Common Stock (but not the Designated Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (d), (e) or (f) of this Section
4), then, following any such reorganization, recapitalization, reclassification, consolidation or plan of merger, each share of Designated Preferred Stock shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of shares of New Common Stock of the Corporation issuable upon conversion of one share of Designated Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, plan of merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Designated Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Series A Conversion Price or Series B Conversion Price shall thereafter be applicable, as nearly as reasonably may be, in relation to my securities or other property thereafter deliverable upon the conversion of the Designated Preferred Stock.

            (h) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Designated Preferred Stock against impairment.

                  (i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price or Series B Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 15 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Designated Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Designated Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Designated Preferred Stock (but in any event not later than 15 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A Conversion Price or Series B Conversion Price, as applicable, then in effect, and (ii) the number of shares of New Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Designated Preferred Stock.

            (j)   Notice of Record Date. In the event:

                  (i) the Corporation shall take a record of the holders of its Common Stock (or other shares or securities at the time issuable upon conversion of the Designated Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

                  (ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation, plan of merger of the Corporation with or into another entity (other than a consolidation, plan of merger in which the Corporation is the surviving entity and the Common Stock is not converted into or exchanged for any other securities or property, or any transfer of all or substantially all of the assets of the Corporation; or

                  (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Designated Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, plan of merger, transfer, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Designated Preferred Stock) shall be entitled to exchange their Common Stock (or such other shares or securities) for securities or other property, including cash, deliverable upon such reorganization, reclassification, consolidation, plan of merger, transfer, dissolution, liquidation or winding up. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

      5.    Mandatory Conversion.

            (a) Upon the earlier of (A) the closing of the sale of New Common Stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in gross proceeds to the Corporation of at least $25 million (prior to the deduction of underwriters' commissions, discounts and expenses) and at a pre-money valuation of the Corporation of no less than $100 million (an "Initial Public Offering"), or (B) a date agreed to in writing by the holders of at least sixty percent (60%) of the voting power of the then outstanding Designated Preferred Stock (each, a "Mandatory Conversion Date"), (i) all outstanding shares of Designated Preferred Stock shall automatically be converted into New Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation as Designated Preferred Stock.

            (b) All holders of record of Designated Preferred Stock shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such Designated Preferred Stock pursuant to this
Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication, in compliance with the provisions of the Corporation's governing corporate statute, to each record holder of Designated Preferred Stock. Upon receipt of such notice, each holder of Designated Preferred Stock shall surrender his, her or its certificate or certificates for all such shares to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of New Common Stock to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date, all outstanding shares of Designated Preferred Stock shall be deemed to have been converted into New Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Designated Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of New Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of New Common Stock into which such shares of Designated Preferred Stock have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporations, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Designated Preferred Stock, the Corporation shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of New Common Stock issuable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of, any fraction of a share of New Common Stock otherwise issuable upon such conversion.

            (c) All certificates evidencing Designated Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the Designated Preferred Stock represented thereby converted into New Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Designated Preferred Stock may not be reissued, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Designated Preferred Stock accordingly.

      SIXTH. The Directors shall have power to adopt, amend, or repeal the By-Laws of the Corporation.

      SEVENTH. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

      EIGHTH. Except as expressly provided herein, the Corporation shall indemnify and hold harmless any director or officer of the Corporation or of any wholly-owned subsidiary from and against any and all expenses and liabilities that may be imposed upon or incurred in connection with, or as a result of, any proceeding in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director or officer, whether or not he or she continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the fullest extent permitted by the DGCL as it may be amended from time to time.

      The Corporation shall provide indemnification as follows:

      1. Actions, Suits and Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of the Corporation or of a wholly owned subsidiary thereof, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an "Indemnitee"), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the

      Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

      2. Actions or Suits by or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer, partner, employee, agent or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner which Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this Section 2 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Corporation, unless, and only to the extent, that the Court of Chancery of Delaware shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys' fees) which the Court of Chancery of Delaware shall deem proper.

      3. Indemnification for Expenses of Successful Party. Notwithstanding any other provisions of this Article EIGHTH, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article EIGHTH, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, Indemnitee shall be indemnified against all expenses (including attorneys' fees) actually and reasonably incurred by or on behalf of Indemnitee in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to Indemnitee, (ii) an adjudication that Indemnitee was liable to the Corporation,
(iii) a plea of guilty or nolo contendere by Indemnitee, (iv) an adjudication that Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, or (v) with respect to any criminal proceeding, an adjudication that Indemnitee had reasonable cause to believe his conduct was unlawful, Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

      4. Notification and Defense of Claim. As a condition precedent to an Indemnitee's right to be indemnified, such indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving such Indemnitee for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to Indemnitee. After notice from the Corporation to Indemnitee of its election so to assume such defense, the Corporation shall not be liable to Indemnitee for any legal or other expenses subsequently incurred by Indemnitee in connection with such action, suit, proceeding or investigation, other than as provided below in this Section
4. Indemnitee shall have the right to employ his or her own counsel in connection with such action, suit, proceeding or investigation, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of Indemnitee unless
(i) the employment of counsel by Indemnitee has been authorized by the Corporation, (ii) counsel to Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and Indemnitee in the conduct of the defense of such action, suit, proceeding or investigation or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, suit, proceeding or investigation, in each of which cases the fees and expenses of counsel for Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article EIGHTH. The Corporation shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above. The Corporation shall not be required to indemnify Indemnitee under this Article EIGHTH for any amounts paid in settlement of any action, suit, proceeding or investigation effected without its written consent. The Corporation shall not settle any action, suit, proceeding or investigation in any manner which would impose any penalty or limitation on Indemnitee without Indemnitee's written consent. Neither the Corporation nor Indemnitee will unreasonably withhold or delay its Consent to any proposed settlement.

      5. Advance of Expenses. Subject to the provisions of Section 6 of this Article EIGHTH, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article EIGHTH of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, say reasonable expenses (including attorneys' fees) incurred by or on behalf of an Indemnitee in defending an action, suit, proceeding or investigation or any appeal therefrom shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such matter, and only upon receipt of and review by the Corporation of written estimates of such expenses; provided, however, that the payment of such expenses incurred by or on behalf of Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of (i) an undertaking by or on behalf of Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article, and (ii) written invoices evidencing such expenses; and provided further that no such advancement of expenses shall be made under this Article EIGHTH if it is determined (in the manner described in Section 6) that (i) Indemnitee did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, or
(ii) with respect to any criminal action or proceeding, Indemnitee had reasonable cause to believe his or her conduct was unlawful. Such undertaking shall be accepted without reference to the financial ability of Indemnitee to make such repayment.

      6. Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article EIGHTH, an Indemnitee shall submit to the Corporation a written request. Any such advancement of expenses shall be made promptly, and in any event within 30 days after receipt by the Corporation of the written request of Indemnitee, unless the Corporation determines within such 30-day period that Indemnitee did not meet the applicable standard of conduct set forth, in Section 1, 2 or 5 of this

      Article EIGHTH, as the case may be. Any such indemnification, unless ordered by a court, shall be made with respect to requests under Section 1 or 2 only as authorized in the specific case upon a determination by the Corporation that the indemnification of Indemnitee is proper because Indemnitee has met the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance (a) by a majority vote of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question ("disinterested directors'"), whether or not a quorum, (b) by a committee of disinterested directors designated by majority vote of disinterested directors, whether or not a quorum, (c) if there are no disinterested directors, or if the disinterested directors so direct, by independent legal counsel (who may, to the extent permitted by law, be regular legal counsel to the Corporation) in a written opinion, or (d) by the stockholders of the Corporation.

      7. Remedies. The right to indemnification or advancement of expenses as granted by this Article EIGHTH shall be enforceable by Indemnitee in any court of competent jurisdiction. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 of this Article EIGHTH that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct. Indemnitee's expenses (including attorneys' fees) reasonably incurred in connection with successfully establishing Indemnitee's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

      8. Limitations. Notwithstanding anything to the contrary in this Article EIGHTH, except as set forth in Section 7 of this Article EIGHTH, the Corporation shall not indemnify an Indemnitee pursuant to this Article EIGHTH in connection with a proceeding (or part thereof) initiated by such Indemnitee unless the initiation thereof was approved by the Board of Directors of the Corporation. Notwithstanding anything to the contrary in this Article EIGHTH, the Corporation shall not indemnify an Indemnitee to the extent such Indemnitee is reimbursed from the proceeds of insurance, and in the event the Corporation makes any indemnification payments to an Indemnitee and such Indemnitee is subsequently reimbursed from the proceeds of insurance, Indemnitee shall promptly refund such indemnification payments to the Corporation to the extent of such insurance reimbursement.

      9. Subsequent Amendment. To the fullest extent permitted by law, no amendment, termination or repeal of this Article EIGHTH or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

      10. Other Rights. The indemnification and advancement of expenses provided by this Article EIGHTH shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in Indemnitee's official capacity and as to action in any other capacity while holding a directorship or office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of Indemnitee. Nothing contained in this Article EIGHTH shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article EIGHTH. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article EIGHTH.

      11. Partial Indemnification. If an Indemnitee is entitled under any provision of this Article EIGHTH to indemnification by the Corporation for some or a portion of the expenses (including attorneys' fees), judgments, fines or accounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with any action, suit, proceeding or investigation and any appeal therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion of such expenses (including attorneys' fees), judgments, fines or amounts paid in settlement to which Indemnitee is entitled.

      12. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director or officer of the Corporation or of a wholly owned subsidiary or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

      13. Savings Clause. If this Article EIGHTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article EIGHTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

      14.   Definitions. Terms used herein and defined in Section 145(h) and
Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

      NINTH. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

      TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

      ELEVENTH Except as provided in the provisions establishing a class of stock, the number of authorized shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote irrespective of the provisions of
Section 242(b)(2) of the DGCL.

                                      ****

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on behalf of the Corporation this "____ day of ________, 2003."

                                 By:
                                      ---------------------
                                      Name:  Nick Hayes
                                      Title: Chief Operating Officer and Chief
                                              Financial Officer

                                  EXHIBIT 2(d)

                               PREDIX DELIVERABLES

2(d)(1) Predix Resolutions

2(d)(2) Predix Notice

2(d)(3) Predix Amended Articles of Association

                           PREDIX PHARMACEUTICALS LTD.

                            UNAMIMOUS WRITTEN CONSENT
                               OF THE SHAREHOLDERS

The undersigned, comprising all of the shareholders of Predix Pharmaceuticals Ltd. (the "Company"), an Israeli company, acting in lieu of meeting pursuant to the Articles of Association of the Company, do hereby consent in writing without meeting as follows:

IT IS HEREBY RESOLVED to approve the Amended and Restated Articles of Association of the Company, substantially in the form attached hereto as EXHIBIT A subject to the consummation of the merger transaction contemplated between the Company and Physiome Sciences, Inc., prior to August 1, 2003, and effective as of the closing thereof.

IT IS HEREBY RESOLVED to authorize any director of the Company to sign the Notice provided to the Registrar of Companies, implementing this resolution.

IN WITNESS WHEREOF, we the undersigned, have executed this consent this 1st day of July, 2003.

__________________________________     _______________________________________
Yozma II (Israel) L.P.                 YVC - Yozma Management & Investments
                                       Ltd., acting as a trustee for and on
                                       behalf of Yozma II (B.V.I.) L.P.

__________________________________     _______________________________________
PCM Venture Capital L.P.               OrbiMed Associates, LLC

__________________________________     _______________________________________
PW Juniper Crossover Fund, L.L.C.      Caduceus Private Investments, L.P.

__________________________________
Frederick Frank

                            THE COMPANIES LAW - 1999

                              NOTICE OF RESOLUTION

COMPANY'S NAME: PREDIX PHARMACEUTICALS LTD.

PRIVATE COMPANY NO.: 51-286430-7

The above-mentioned Company hereby gives Notice, under Section 140 of the Companies Law - 1999, according to which the Company's special general meeting has adjourned on the 1st day of July, 2003, and has resolved the following resolutions:

To replace the Company's Articles of Association by the Amended and Restated Articles of Association, attached to this Notice as APPENDIX A hereto, constituting an integral part thereof, subject to the consummation of the merger transactions contemplated between the Company and Physiome Sciences, Inc., prior to August 1, 2003,and effective as of the closing thereof.

_____________________________
[        ], Director

                           ARTICLES OF ASSOCIATION OF
                           PREDIX PHARMACEUTICALS LTD.

PRELIMINARY

1.    Interpretation

In these Articles, unless the context otherwise requires:

These ARTICLES - shall mean the Articles of Association of the Company as shall be in force from time to time.

The BOARD OF DIRECTORS - shall mean the Board of Directors of the Company as same shall be from time to time.

The COMPANY - shall mean Predix Pharmaceuticals Ltd.

The LAW - shall mean the Companies Law 5759-1999 as shall be in effect from time to time and any other law that shall be in effect from time to time with respect to companies and that shall apply to the company.

The OFFICE - shall mean the registered office of the Company as it shall be from time to time.

An ORDINARY RESOLUTION - shall mean a resolution that requires a majority of the votes of the issued and outstanding share capital present or otherwise represented at a meeting, entitled to vote thereat and voting thereon.

An ORDINARY SHARE - shall mean an Ordinary Share of the Company with nominal value NIS 0.10, or any other nominal value as may be set from time to time in
Article 9 of these Articles.

A SPECIAL RESOLUTION - shall mean a resolution that requires a majority of 75% (seventy five percent) of the votes of the issued and outstanding share capital present or otherwise represented at a meeting, entitled to vote thereat and voting thereon.

2. In these Articles, subject to this article and unless the context otherwise requires, words and expressions defined in the Law or any modification thereof in force on the date at which these Articles or any amendment hereto become binding on the Company shall have the meanings so defined, and words and expressions importing the singular shall include the plural and vice versa and words and expressions importing the masculine gender shall include the feminine gender; and words and expressions importing persons shall include bodies corporate.

3. The captions and titles of the Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

4. If an Article has been added to these Articles which contradicts an original Article found in these Articles, the Article added shall take precedence, provided that it has been adopted in compliance with the provisions of these Articles.

PRIVATE COMPANY

5.    The Company is a private company, and

      (a) the right to transfer the shares of the Company shall not be restricted.

      (b) the number of shareholders of the Company (excluding persons who are in the employment of the Company, and persons who, having been formerly in the employment of the Company were while in that employment and have continued after the termination of that employment to be shareholders in the Company) shall be limited to fifty (50), provided that, for the purposes of this provision, where two or more persons jointly hold one or more shares in the Company, they shall be treated as a single shareholder.

      (c) no invitation shall be issued to the public to subscribe for any shares or debentures or debenture stocks of the Company.

Any reference herein in an offering to the public of the Company's securities shall not derogate from the provisions of this Article 5, and no such offering shall be effected prior to adopting such amendments to these Articles as are legally required therefor.

LIMITED LIABILITY

6. The shareholders' liability for the Company's obligations is limited to the payment of the nominal value of the Company's shares, all subject to Section 304 of the Law.

PURPOSE OF THE COMPANY

7. Subject to any limitations contained herein, the Company shall engage in any legal occupation and/or business.

OFFICE

8. The registered office of the Company shall be at such place as the directors shall from time to time appoint.

THE CAPITAL

9. The capital of the Company is NIS 3,371,912 divided into 33,719,120 Ordinary Shares of nominal value NIS 0.10 each

10.   RESERVED.

11.   Each Ordinary Share shall be entitled to all rights in the Company.

12.   RESERVED.

13.   RESERVED.

14.   RESERVED.

15.   RESERVED.

16.   RESERVED.

17.   RESERVED.

18.   RESERVED.

19.   RESERVED.

INCREASE OF SHARE CAPITAL

20. The Company may, from time to time, by Special Resolution, increase its registered share capital - whether or not all of its shares have been issued, or whether the shares issued have been paid in full, by the creation of new shares. This new share capital shall be in such amount, divided into shares of such nominal amounts, and have such preferable or deferred or other special rights (subject always to the special rights conferred upon an existing class of shares), subject to any conditions and restrictions with respect to dividends, return of capital, voting or otherwise, all as shall be directed by the General Meeting in its resolution sanctioning the increase of share capital.

21. Except to the extent otherwise provided in such resolution, the new share capital shall be deemed to be part of the original share capital of the Company and shall be subject to all the provisions applicable to the original share capital.

SPECIAL RIGHTS; MODIFICATION OF CAPITAL AND RIGHTS

22.   Subject to the provisions of the Law:

      (a) the Company may, from time to time, by Special Resolution, change, convert, broaden, add or vary in any other manner, the rights, advantages, restrictions and provisions attached at that time to one or more of the classes of shares, after passing a Special Resolution at a meeting of the class so affected, or receipt of the consent in writing of the holders of seventy five percent (75%) of the issued shares of the class so affected. The provisions of these Articles relating to General Meeting shall, mutatis mutandis, apply to any separate General Meeting of the holders of the shares of a particular class; provided, however, that the requisite quorum at any such separate General Meeting shall be one or more shareholders present in person or proxy and holding not less than fifty one percent (51%) of the issued shares of such class.

      (b)   the Company may, from time to time, do the following:

      (i) consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

      (ii) subdivide its shares (issued or unissued) or any of them, into shares of smaller nominal value than is fixed in Article 9 above and grant to one or more shares, in the resolution concerning such subdivision, a preferable right or advantage with respect to dividend, capital, voting or otherwise over the remaining share or other similar shares;

      (iii) cancel any shares which, at the date of the adoption of such resolution, have not been taken or agreed to be taken by any person, and reduce the amount of its share capital by the amount of the shares so canceled, or

      (iv) reduce its share capital and any fund reserved for capital redemption in any manner it shall deem correct, all in accordance with the provisions of the Law.

      (v) issue redeemable shares and redeem the same, subject to the Law and any other applicable law.

      (c) With respect to any consolidation of issued shares into shares of larger nominal value, and with reject to any other action which may result in fractional shares, the Board of Directors may, as it deems fit, settle any difficulty which may arise with regard thereto, and in doing so may take one or more of the following actions:

      (i) determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each share of larger nominal value;

      (ii) issue, in contemplation of or subsequent to such consolidation or other action, a sufficient number of shares to preclude or remove holdings of fractional shares;

      (iii) redeem, in the case of redeemable preference shares, and subject to the Law, a sufficient number of shares to preclude or remove holdings of fractional shares;

      (iv) cause the transfer of deemed fractional shares by certain shareholders of the Company to other shareholders as to most expediently preclude or remove any deemed holdings of fractional shares, and cause the transferees to pay the transferors the fair value of deemed fractional shares so transferred, and the Board of Directors is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this sub-article 22(c)(iv).

SHARE CERTIFICATES AND REGISTERED HOLDER

23. Share certificates shall be issued bearing the rubber stamp or printed name of the Company and the signature of one or more Directors or of any other person or persons so appointed by the Board of Directors.

24. Each shareholder shall be entitled to receive from the Company without payment one numbered certificate for all the shares of any class registered in his name, and if the Board of Directors so approves, to several certificates, each for one or more of such shares. Each certificate shall specify the serial numbers and class of the shares represented thereby and may also specify the amount paid up thereon. However, if the share(s) are held by joint holders, the Company shall not be obligated to issue more than one certificate to all the joint holders, and the delivery of such certificate to one of the joint holders shall be deemed to be a delivery to all of the joint holders.

25. A share certificate registered in the names of joint holders shall be delivered to the person first named in the shareholders register.

26. If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, if any, and upon the, furnishing of such evidence of ownership and indemnity, as the Board of Directors may determine.

27. The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof, and, accordingly, shall not, except by order of a court of competent jurisdiction, or as required by statute be bound to recognize any equitable or other claim to, or interest in such share on the part of any other person. If two or more persons are registered as joint holders of any share(s), they shall be jointly and severally liable for any calls or any other liability with respect to such share(s). However, with respect to voting, power of attorney and furnishing notices, the Company may treat the holder first appearing in the shareholder register as the sole owner of such share(s) unless all other registered joint holders notify the Company in writing as to which of them is to be treated as sole owner.

28. In the case that two or more persons are registered together as holders of a share, each one of them shall be permitted to give receipts binding all joint holders for dividends or other monies in connection with a share and the Company shall be permitted to pay all dividends or other moneys due with respect to such share to one or more of the joint holders, as it shall choose.

PAYMENT IN INSTALLMENTS AND CALLS ON SHARES

29. If by the terms of issuance of any share, the price or any part thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) entitled thereto.

30. (a) The Board of Directors may, from time to time, make such calls as it may deem fit upon shareholders in respect of any sum unpaid on shares held by such shareholders which is not, by the terms of issuance thereof or otherwise, payable at a fixed time, and each shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board of Directors, and any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board of Directors (and in the notice hereafter referred to), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

      (b) Notice of any call shall be given in writing to the shareholder(s) in question not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made, provided, however, that before the time for any such payment, the Board of Directors may, by notice in writing to such shareholder(s), revoke such call in whole or in part, extend the time for payment, or change the designated person or place. Only one notice calling for payment need be given in connection with a call payable in installments.

      (c) If, by the terms of issuance of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the

Board of Directors and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

      (d) The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

      (e) Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board of Directors may prescribe.

      (f) Upon the issuance of shares, the Board of Directors may provide for differences among the holders of such shares as to the amount of calls and/or the times of payment thereof.

      (g) With the approval of the Board of Directors, any shareholder may pay the Company any amount not yet payable in respect of his shares, and the Board of Directors may approve the payment of interest on any such amount until the same would be payable if it had not been paid in advance, at such rate and time(s) as may be approved by the Board of Directors. The Board of Directors may at any time cause the Company to repay all or any part of the money so advanced, without premium or penalty. Nothing in this Article 30 shall derogate from the right of the Board of Directors to make any call before or after receipt by the Company of any such advance.

      (h) A shareholder shall not be entitled to receive dividends nor to use any right they have unless he has paid all the calls that may be made from time to time, with respect to amounts outstanding on his shares whether he is the sole holder or holds such shares jointly with others.

FORFEITURE AND SURRENDER

31. (a) If a shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided for in these Articles, on or before the day fixed for payment of same, the Company, by resolution of the Board of Directors, may at any time thereafter, so long as said amount or interest remains unpaid, forfeit all or any of the shares in respect of which such call had been made. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

      (b) Upon the adoption of a resolution of forfeiture, the Board of Directors shall cause notice thereof to be given to such shareholder, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board of Directors), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board of Directors may nullify such resolution of forfeiture, but no such nullification shall estop the Board of Directors from adopting a further resolution of forfeiture in respect of the non-payment of amount due on such share(s).

      (c) Whenever shares are forfeited as herein provided, all declared but unpaid dividends in respect thereof shall be deemed to have been forfeited at the same time.

      (d) The Company, by resolution of the Board of Directors, may accept the voluntary surrender of any share.

      (e) Any share forfeited or surrendered as provided herein shall become the property of the Company, and shall be dormant and without any rights attached to such share(s) until such time and subject to the provisions of these Articles, as these shares are sold, re-issued or otherwise disposed of as by the Board of Directors, in its sole discretion.

      (f) Any shareholder whose shares have been forfeited or surrendered shall cease to be a shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment at the rate prescribed it Article 30(e) above, and the Board of Directors, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so in the event of such forfeiture or surrender, the Company, by resolution of the Board of Directors, may accelerate the date(s) of payment of any or all amounts then owed by the shareholder in question (but not yet due) in respect of all shares owned by such shareholder, solely or jointly with another, and in respect of any other matter or transaction whatsoever.

      (g) The Board of Directors may at any time, before any share so forfeited or surrendered shall have been sold, re-issued or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems fit, but no such nullification shall estop the Board of Directors from re-exercising its powers of forfeiture pursuant to this Article 31.

LIEN

32. (a) Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares, not fully paid, registered in the name of each shareholder (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for any portion of the consideration for those shares held by such shareholder, whether or not the date of payment of such portion of the consideration shall have actually arrived. Such lien shall extend to all dividends from time to time declared in respect of such share(s). Unless otherwise provided, the registration by the Company of a transfer of shares shall be deemed to be a waiver on the part of the Company of the lien (if any) existing on such shares immediately prior to such transfer.

      (b) The Board of Directors may cause the Company to sell any share subject to such lien when any such consideration payment has become due, in such manner as the Board of Directors may think fit, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen
(14) days after written notice of the intention to sell shall have been served on such shareholder, his executors or administrators.

      (c) The net proceeds of any such sale, after payment of the costs thereof, shall be applied towards satisfaction of the payment due from such shareholder an account of the unpaid portion of the consideration due on his shares (whether or not such portion of the consideration has become due), or any specific part of same (as the Company may determine), and the residue (if any) shall be paid to the shareholder, his executors, administrators or assigns.

      (d) Upon any sale of shares after forfeiture, surrender or for enforcing a lien, the Board of Directors may appoint a person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the shareholder's register in respect of such shares, and the purchaser shall not be required to inquire upon the adequacy of the proceedings, or to the application of the purchase money, and after his name has been entered in the shareholder's register in respect of any such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

TRANSFER OF SHARES AND THE MANAGEMENT THEREOF

33. No transfer of shares shall be registered unless a proper instrument of transfer, in writing, (in form and substance satisfactory to the Board of Directors) has been submitted to the Company, together with the share certificate(s) and such other evidence of title as the Board of Directors may reasonably require. Until the transferee has been registered in the shareholder's register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board of Directors may not prescribe a reasonable fee for the registration of a transfer.

34. (a) The Board of Directors any suspend the registration of transfers during the fourteen (14) days immediately prior to the Annual or Extraordinary General Meeting.

      (b) To avoid any doubts, neither the suspension of registration of transfers pursuant to Article 34(a) above nor the determination of a record date pursuant to Article 39(c) below shall constitute nor be deemed as closing of any of the above records of registers.

35. (a) In case of a share registered in the names of two or more holders, the Company may recognize the survivor(s) as the sole owner(s) thereof unless and until the provisions of Article 35(b) have been effectively invoked.

      (b) Any person becoming entitled to a share in consequence of the death of any person, upon producing evidence of the grant of probate or letters of administration or declaration of succession (or such other evidence as the Board of Directors may reasonably deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title), shall be registered as a shareholder in respect of such share, or may, subject to the regulations as to transfer herein contained, transfer such share.

36. (a) The Company may recognize the receiver or liquidator of any corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, as being entitled to the shares registered in the name of such shareholder.

      (b) The receiver or liquidator of a corporate shareholder in winding-up or dissolution, or the receiver or trustee in bankruptcy of any shareholder, upon producing such evidence as the Board of Directors may deem sufficient that he sustains the character in respect of which he proposes to act under this Article or of his title, shall with the consent of the Board of Directors (which the Board of Directors may grant or refuse in its absolute discretion), be registered as a shareholder in respect of such shares, or may, subject to the regulations as to transfer herein contained, transfer such shares.

GENERAL MEETINGS

37. An Annual General Meeting shall be held once in every calendar year and not later then fifteen (15) months after the holding of the last general meeting, at such time and at such place either within or without the State of Israel as may be determined by the Board of Directors. All other shareholders meetings shall be called `EXTRAORDINARY MEETINGS'. An Annual General Meeting or an Extraordinary Meeting of the shareholders shall be referred to as a `GENERAL MEETING'. A meeting of holders of a class of shares shall be referred to as a `CLASS' or `CATEGORY' Meeting.

38. Whenever it deems fit, the Board of Directors may convene a General Meeting other than the Annual General Meeting, to be held at such time and place, within or outside the State of Israel, as may be determined by the Board of Directors, and shall be obliged to do so upon a requisition(s) in writing submitted in accordance with the provisions of the Law regarding such meetings.

NOTICE OF GENERAL MEETINGS

39. (a) Not less than seven (7) days' prior notice shall be given of every General Meeting. Each such notice shall specify the place and the day and hour of the meeting and the general nature of each item to be acted upon thereat. Notice shall be given to all shareholders who would be entitled to attend and vote at such meeting, on the record date (as determined pursuant to Article 39(c) below). Notwithstanding anything herein to the contrary, with the consent of all shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a lesser notice than prescribed above has been given.

      (b) The accidental omission to give notice of a meeting to any shareholder, or the non-receipt of notice sent to such shareholder, shall not invalidate the proceedings at such meeting.

      (c) The Board of Directors may fix a record date to determine the shareholders entitled to notice of and to vote at any meeting of shareholders or any adjournment thereof, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at the Meeting shall be at the close of business on the day preceding the day on which such Board meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

QUORUM AND PROCEEDINGS AT GENERAL MEETINGS

40. (a) One or more shareholders (not in default in payment of any sum referred to in Article 31 above) holding in the aggregate at least 51% of the Company's issued and outstanding share capital present in person or by proxy and holding shares conferring in the aggregate a simple majority of the voting power of the Company, shall constitute a quorum at General Meetings. No business shall be transacted at a General Meeting, or at any adjournment thereof, unless the requisite quorum is present when the meeting proceeds to conduct its business.

      (b) If within an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon requisition pursuant to Sections 63 or 64 of the Law, shall be dissolved, but in any other case it shall stand adjourned to the 5th (fifth) business day thereafter, at the same time and place. No business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. At such adjourned meeting, any one (1) shareholder (not in default as aforesaid) present in person or by proxy, shall constitute a quorum; provided that if the original meeting was convened upon a requisition of the shareholders under Sections 63 or 64 of the Law, then the adjourned meeting shall only be held if the number of shareholders participating in such a meeting constitute the minimum number of shareholders as are required in accordance with these Sections 63 or 64 of the Law.

      (c)   Participation by Conference Calls.
Shareholders may participate by means of telephone conference call or other similar communications equipment by means of which all persons participating in the meeting can hear one another and subject to a confirmation of attendance to the Chairman of the meetings made by the Company's secretary or any other officer or director so designated for such purpose. Such participation shall constitute attendance in person in any such meeting.

Under the Law or under any other applicable law and subject to the provisions of these Articles, the following matters shall, if and when applicable, be resolved upon by the General Meeting:

      (1)   changes in the Articles, as specified in Section 20 of the Law;

      (2) exercise of the powers of the Board of Directors in accordance with the provisions of Section 52(a) of the Law;

      (3) appointment of the Company's Auditor, the terms of its engagement and termination of engagement in accordance with the provisions of Sections 154 through 167 of the Law;

      (4) approval of actions and transactions that require approval by the General Meeting under the provisions of Sections 255 and 268 through 275 of the Law;

      (5) the increase and reduction of the registered share capital, in accordance with the provisions of Sections 286 and 287 the Law; and

      (6)   a merger, as described in Section 320(a) of the Law.

Subject to the provisions of these Articles and the Law, the function of the General Meeting shall be to receive and to deliberate with respect to the profit and loss statements, the balance sheets, the ordinary reports and accounts of the directors and auditors and to fix their salaries and to address any other matter than can lawfully be addressed by a General Meeting pursuant to the Law.

CHAIRMAN

40. The Chairman, if any, of the Board of Directors shall preside as Chairman at every General Meeting of the Company. If there is no Chairman, or the Chairman is not present within fifteen (15) minutes from the time fixed for the meeting or is otherwise unwilling to preside as Chairman, the shareholders present shall elect one of the directors to preside as Chairman. If no directors are present, or if they all refuse to preside at the meeting, the shareholders present shall elect one of their own to preside over the meeting. The office of Chairman shall not, by itself, entitle its holder to vote at any General Meeting nor shall it entitle such holder to a second or casting vote (without derogating, however, from the rights of such Chairman to vote as a shareholder or proxy of a shareholder if, in fact, he is also a shareholder or such proxy).

ADOPTION OF RESOLUTIONS AT GENERAL MEETINGS

41A. (a) Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any shareholder present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot.

      (b) The demand for a written ballot may be withdrawn at any time before the ballot is conducted. Such a withdrawal by one shareholder shall not preclude any other shareholder from demanding that a written ballot be taken.

      (c) The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

      (d) A declaration by the Chairman of the meeting that a resolution has been carried unanimously, or carried by a particular majority, or lost, and an entry to that effect in the minute book of the Company, shall be conclusive evidence of the fact without need for proof of the number or proportion of the votes recorded in favor of or against such resolution.

      (e) Except as otherwise required in these Articles, an Ordinary Resolution shall be deemed to have been passed at a General Meeting if it received the majority required to pass an Ordinary Resolution and a Special Resolution shall be deemed to have been passed at a General Meeting if it received the majority required to pass a Special Resolution.

Resolution in Writing. A resolution in writing signed by all the shareholders of the Company or to which all such shareholders have given their written consent (by letter, facsimile, e-mail followed by an executed written instrument of confirmation or otherwise) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held.

POWER TO ADJOURN

42. (a) The Chairman of a General Meeting at which a quorum is present may, with the consent of the holders of a majority of the voting power represented in person or by proxy and voting on the question of adjournment (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting, as originally called.

      (b) other than with respect to adjournment pursuant to Article 40(b) all shareholders entitled to notice of a General Meeting shall be entitled to notice of its adjournment, which notice shall be given in the manner required for the meeting as originally called.

VOTING POWERS AND RIGHTS OF SHAREHOLDERS

43. Subject to the provisions of Articles 10, 11 and 44(a) and subject to any Articles herein conferring special rights as to voting, or restricting the right to vote, every shareholder, present at a meeting, personally or by proxy, shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote hereon is conducted by a show of hands, by written ballot or by any other means.

44. (a) No shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

      (b) A company or other corporate body being a shareholder of the Company may duly authorize any person to be its representative at any meeting of the Company. Any person so authorized shall be entitled to exercise on behalf of such shareholder all the power which the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

      (c) Any shareholder entitled to vote may vote either personally or by proxy (who need not be a shareholder of the Company), or, if the shareholder is a company or other corporate body, by a representative authorized pursuant to
Article 44(b).

      (d) If two or more persons are registered as joint holders of any share, the vote of the senior(as defined in Article 27 above) who tenders a vote, in person or by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s).

PROXIES

45. (a) The instrument appointing a proxy shall be in writing and shall be substantially in the following form, or in any usual or common form or in such other form as may be approved by the Board of Directors. It shall be duly executed by the shareholder appointing the proxy or his duly authorized attorney or, if such shareholder is a company or other corporate entity, under its stamp or the hand of its duly authorized agent(s) or attorney(s):

Form of Proxy
"I, ___________, of _____________, a shareholder holding shares in Predix Pharmaceuticals Ltd. and entitled to _____ votes hereby appoint _____________, of _________, or in his place _____________, of ___________________, to vote in my name and in my place at the General

Meeting (regular, extraordinary, adjourned - as the case may be) of the Company to be held on the ____ day ________ 20__, and at any adjournment thereof.

In witness whereof, I have hereby affixed my signature the _____ day of________ 20__.

______________________________
Appointer's Signature

I hereby confirm that the foregoing
instrument was signed by the appointer.

_____________________________
(name, profession and address)

      (b) The instrument appointing a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office, or at its principal place of business or at the offices of its transfer agent or at such place as the Board of Directors may specify) not less than forty-eight (48) hours before the time fixed for the meeting at which the person named in the instrument proposes to vote, or presented to the Chairman at such meeting.

      (c) A vote cast pursuant to an instrument appointing a proxy shall be valid notwithstanding the previous death of the appointing shareholder (or of his attorney-in-fact, if any, who signed such instrument), such shareholders' later incapacity, or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no notice of such death, incapacity, revocation or transfer shall have been received by the Company or by the Chairman of the meeting before such vote is cast and provided, further, that the appointing shareholder, if present in person at said meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

      (d) A shareholder is entitled to vote by a separate proxy with respect to each share held by him, provided that each proxy as aforesaid shall have a separate letter of appointment containing the serial number of the share(s) with respect to which the proxy is entitled to vote. If a specific share is included by the holder in more than one letter of appointment, that share shall not entitle any of the holders of such instrument to a vote.

      (e) An instrument appointing a proxy and which is not limited in time shall be valid for twelve (12) months after the date of its execution. Thereafter, if necessary, a new instrument of appointment needs to be executed. If the appointment is for a limited period, the instrument shall be valid for the period stated therein.

BOARD OF DIRECTORS

46. (a) Powers and Duties of Directors. Subject to the provisions of these Articles, the Board of Directors shall set the Company's policy(ies) and shall supervise the actions of the General Manager and his office, as part of its duties the Board of Directors and shall act as follows:

      (1) shall determine the Company's business development and plans of activity, the principles for financing the prioritization thereof;

      (2) shall examine the Company's financial condition and set the Company's credit framework;

      (3) shall determine the manpower organizational structure and the wages policy;

      (4) shall have the right to decide on the issuance of debentures or series thereof;

      (5) is responsible for the preparation and approval of the financial reports as described in Section 171(b) and 171(c) of the Law;

      (6) shall report to the Annual Meeting about the state of the Company's affairs and its business results, all as described in Section 173 of the Law;

      (7)   shall appoint and dismiss the General Manager, as described in
Section 250 of the Law;

      (8) shall resolve upon acts and transactions that require its approval in accordance with these Articles or under the provisions of Sections 255 and 258 through 275 of the Law;

      (9) may allocate shares and securities convertible into shares up to the limit of the Company's registered share capital, pursuant to the provisions of
Section 288 of the Law;

      (10)  may decide on a distribution as described in Section 307 of the Law;

      (11) shall express its opinion on a special purchase offer, as described in Section 329 of the Law.

      (b) The powers of the Board of Directors under this Article may not be delegated to the General Manager.

      (c) The business of the Company shall be managed by the directors. The Board of Directors shall be entitled to exercise all the powers and authorities that the Company has and to perform in its name all acts that it is entitled to do according to these Articles, its Memorandum of Association, the Law, and/or any applicable law except for those powers which, pursuant to the Law or these Articles, are vested in the General Meeting of the Company, or in any other organ of the Company. However any later Article adopted by the Company in its General Meeting shall not affect the legality of any prior act of the directors that would be legal and valid, if not for such new Article.

      (d) The Board of Directors may from time to time, subject to the provisions of the Law, cause the Company to borrow or secure the payment of any sum(s) of money for the purposes of the Company, and may secure or provide for the repayment of such sum(s), in such manner, times and upon terms and conditions as it deems appropriate. The Board of Directors may act in this manner by the issuance of bonds, perpetual or redeemable debentures, debenture shares, or any mortgages, charges or other securities on the undertaking or the whole or any part of the Company's property, both present and future, including its uncalled or called but unpaid capital for the time being.

MEETINGS AND RESOLUTIONS OF THE BOARD OF DIRECTORS

47. (a) A meeting of the Board of Directors at which a quorum is present shall be competent to exercise all the authorities, powers and discretions vested in or exercisable by the Board of Directors.

      (b) Majority Required. A resolution proposed at any meeting of the Board of Directors shall be deemed adopted if approved by a majority of the Directors present when such resolution is put to a vote, entitled to vote thereon and voting thereon.

      (c) Resolution in Writing. A resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon (as conclusively determined by the Chairman of the Audit Committee and in the absence of such determination - by the Chairman of the Barod of Directors) or to which all such Directors have given their written consent (by letter, facsimile, e-mail followed by an executed written instrument of confirmation or otherwise) shall be deemed to have been unanimously adopted by a meeting of the Board of Directors duly convened and held.

DELEGATION OF POWERS OF DIRECTORS

48. (a) Subject to the provisions of the Law, the Board of Directors may delegate certain of its powers to committees, each consisting of two or more Directors, and it may from time to time revoke such delegation or alter the composition of any such committee. Any Committee so formed (in these Articles referred to as a "COMMITTEE OF THE BOARD OF DIRECTORS"), shall, in the exercise of the powers so delegated, conform to any regulations imposed on it by the Board of Directors. The meetings and proceedings of any such Committee of the Board of Directors shall, mutatis mutandis, be governed by the provisions herein contained for regulating the meetings of the Board of Directors, so far as they are not superseded by any regulations adopted by the Board of Directors under this Article.

      (b) Unless otherwise expressly provided by the Board of Directors in delegating powers to a Committee of the Board of Directors, such Committee shall not be empowered to further delegate such powers.

      (c) Notwithstanding the provisions of sub-article (a) above, the Board of Directors shall not delegate its powers to any of its committees, on the following matters; except for the purpose of submitting its recommendations to the Board of Directors:

      (1)   determination of the Company's general policy(ies);

      (2) a Distribution (as defined in the Law), other than an acquisition by the Company of its shares in accordance with pre-approved guidelines set by the Board of Directors;

      (3) determining the Board of Directors' stand on a matter that requires approval by the General Meeting, or giving an opinion as required under in
Section 329 of the Law;

      (4) issuance of shares or of securities convertible or exercisable into shares or the issuance of debentures or series thereof, other then the issuance of shares pursuant to an exercise or conversion of the Company's securities;

      (5)   approval of annual financial reports;

      (6) Board of Directors approval of transactions and acts that require Board of Directors approval in accordance with the provisions of Sections 255 and 268 through 275 of the Law;

      (d) Subject to the provisions of the Law and without derogating from the provisions of Article 48, the Board of Directors may, from time to time appoint a Secretary to the Company, as well as officers, agents, employees and independent contractors, as the Board of Directors may deem fit, and may terminate the service of any such person(s). The Board of Directors may further, determine the powers and duties, as well as the salaries and emoluments, of all such persons, and may require security in such cases and in such amounts as it deems fit.

      (e) The Board of Directors may from time to time, by power of attorney or otherwise, appoint any person, company, firm or body of persons to be the attorney or attorneys of the Company at law or in fact for such purpose(s) and with such powers, authorities and discretions, and for such period and subject to such conditions, as it deems fit and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board of Directors may deem fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

DIRECTORS

49.   The Board of Directors shall be comprised of up to [three] members.

50. (a) Subject to the provisions of Article 52 below, the directors shall be removed or replaced by those parties entitled to appoint or elect such director. Notice of appointment and removal shall become effective on the date fixed in the notice of appointment or removal, or upon delivery thereof to the Company, whichever is later. If a seat on the Board of Directors is vacated, and no one is entitled to replace such vacated seat; then such vacated seat shall be filled by a unanimous consent of the remaining directors, provided that no more than three (3) directors shall be in office.

      (b) If the office of any member of the Board of Directors is vacated the other members of the Board of Directors may act in every way and manner, so long as their number does not fall below the quorum, at that time, for a Board of Directors meeting. If pursuant to the Law their number does fall below the requisite quorum, they shall not be permitted to act except insofar as to fill the vacant places to the Board of Directors or to convene a General Meeting.

51. Subject to the provisions of the Law, no person shall be disqualified to serve as a Director by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

52. Vacation of Office of Director. The tenure or office of a Director shall automatically terminate upon any of the following occurrences:

      (i) if he/she was declared bankrupt, and if he/she is a corporate body - it has voluntarily decided upon liquidation, or a liquidation order was issued against it;

      (ii)  if he/she is declared mentally incompetent;

      (iii) if he/she has resigned by an instrument in writing to the Company;

      (iv)  if his/her successor is appointed pursuant to Article 50 above;

      (v)   with his/her death;

      (vi)  with the liquidation of the Company;

      (vii) if he/she resigned or was dismissed as described in Sections 229, 231, or 233 of the Law.

      (viii) if he/she was convicted of an offense; as described in Section 232 of the Law; and

      (ix)  by decision of the Court as described in Section 233 of the Law.

REMUNERATION OF DIRECTORS

53. A director shall be entitled to remuneration for his services as Director as shall be determined by the Board of Directors. Notwithstanding the foregoing, the Directors shall be entitled to receive expenses, board and lodgings that have been expended for or during the performance of their duties as Directors and including travel expenses to and from the meetings of the Board of Directors.

CONFLICT OF INTEREST

54. Subject to the provisions of the Law, the Company may enter into any contract or otherwise transact any business with any Director in which contract or business such Director has a personal interest, directly or indirectly; and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

ALTERNATE DIRECTOR

55. (a) Subject to the provisions of Sections 237 and 238 of the Law, a Director may, by written notice to the Company, appoint an alternate for himself (in these Articles referred to as an "ALTERNATE DIRECTOR"), remove such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever.

      (b) Unless the appointing Director, by the instrument appointing an Alternate Director or by written notice to the Company, limits such appointment to a specified period of time or restricts it to a specified meeting or action of the Board of Directors, or otherwise restricts its scope, the appointment shall be for an indefinite period, and for all purposes.

      (c) Any notice given to the Company pursuant to Article 55(a) shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

      (d) An Alternate Director shall have all the rights and obligations of the Director who appointed him, provided, however, that he may not in turn appoint an alternate for himself (unless the instrument appointing him otherwise expressly provides), and provided further that an Alternate Director shall have no standing at any meeting of the Board of Directors or any committee thereof while the Director who appointed him is present.

      (e) Any natural person, who is not a member of the Board of Directors and not already been nominated as a Alternate Director, may act as an Alternate Director. One person may not act as Alternate Director for several directors.

      (f) An Alternate Director shall alone be responsible for his own acts and defaults, and he shall not be deemed the agent of the Director who appointed him.

      (g) The office of an Alternate Director shall be vacated under the circumstances, mutatis mutandis, set forth in Article 52, and such office shall automatically be vacated if the Director who appointed such Alternate Director ceases to be a Director.

PROCEEDINGS OF BOARD OF DIRECTORS MEETINGS

56. (a) The Board of Directors shall meet at least once a year and adjourn its meetings and otherwise regulate such meetings and proceedings as the Directors deem fit and subject to the provisions of the Law. Subject to all of the other provisions of these Articles concerning meetings of the Board of Directors, the Board of Directors may meet by telephone conference call so long as each Director participating in such call can hear, and be heard by, each other Director participating in such call.

      (b) Any Director may at any time, and the Secretary, upon the request of such Director, shall, convene a meeting of the Board of Directors. but not less than two (2) business days' written notice shall be given of any meeting unless notice is waived in writing by all of the Directors as to a particular meeting.

57. Quorum. (a) Until otherwise decided by all of the then serving members of the Board of Directors, a quorum at a meeting of the Board of Directors shall be constituted by the presence (or participation by phone and/or video conference) of a majority of the Directors then in office who are lawfully entitled to participate in the meeting (as conclusively determined by the Chairman of the Audit Committee and in the absence of such determination - by the Chairman of the Board of Directors).

      (b) If within an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same time and place on the second following business day (the "FIRST ADJOURNMENT"). The quorum required at the First Adjournment shall be the same quorum required under sub-article 57(a) above.

      (c) If within an hour from the time appointed for the First Adjournment a quorum is not present, the meeting shall stand adjourned to the same time and place on the second following business day (the "SECOND ADJOURNMENT"). The quorum required at a Second Adjournment shall be two Directors then in office who are lawfully entitled to participate in the meeting. At any adjournment thereafter, the quorum required shall be the same as for the Second Adjournment.

CHAIRMAN OF THE BOARD OF DIRECTORS

58. The Board of Directors may from time to time elect one of its members to be the Chairman of the Board of Directors, remove such Chairman from office and appoint another in its place. The Chairman of the Board of Directors shall preside at every meeting of the Board of Directors, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he refuses to so preside, the Directors present shall choose one of their members to be the chairman of such meeting. The office of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting nor shall it entitle such holder to a second or casting vote.

VALIDITY OF ACTS

59. Subject to the provisions of the Law, all bona fide actions of the directors at any meeting of the Board of Directors, or of a Committee of the Board of Directors, or by any person(s) acing as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there were no such defect or disqualification.

GENERAL MANAGER

60. The Board of Directors may from time to time appoint one or more persons, whether or not Directors, as General Manager(s) of the Company and may confer upon such person(s), and from time to time modify or revoke, such title(s) (including Managing Director, Director General or any similar title) and such duties and authorities of the Board of Directors as the Board of Directors may deem fit, subject to such limitations and restrictions as the Board of Directors may from time to time prescribe, all subject to the provisions of the Law. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board of Directors may from time to time (subject to the provisions of the Law and of any contract between any such person and the Company) fix his or their salaries and remuneration, remove or dismiss him or them from office and appoint another or others in his or their place or places.

MINUTES

61. (a) The directors shall cause minutes to be taken of each General Meeting, and of each meeting of the Board of Directors or of the meetings of the Committee(s) of the Board of Directors to be recorded and duly entered in the Company's books provided for that purpose. Such minutes shall, in all events, set forth the names of the persons present at the meeting, the matters discussed at the meeting, directives given to any Committee of the Board of Directors, that a legal quorum was present, all resolutions adopted and if request, a reservation of a shareholder or director with regard to a matter discussed or resolved upon.

      (b) Any minutes as aforesaid, if signed by the chairman of the meeting or by the chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

DIVIDENDS

62. Subject to the provisions of the Law, the Board of Directors may from time to time declare, and cause the Company to pay, such interim dividend(s) as may appear to the Board of Directors to be justified in light of the Company's profits and financial situation. The final dividend in respect of any fiscal period shall be recommended by the Board of Directors and shall be payable only after the same has been approved by Ordinary Resolution in a General Meeting, but no such resolution shall provide for the payment of an amount exceeding the recommended by the Board of Directors as final dividend(s), and no such resolution or any failure to approve a final dividend shall affect any interim dividend previously declared and paid. The Board of Directors shall determine the time for payment of such dividends, both interim and final, and the record date for determining the shareholders entitled thereto.

63. Funds Available for Payment of Dividends. No dividend shall be paid otherwise than out of the profits of the Company.

64.   No dividend shall carry interest as against the Company.

65. Payment in Specie. Upon the recommendation of the Board of Directors approved by Ordinary Resolution in a General Meeting, a dividend may be paid, wholly or partly, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or debenture stock of the Company or of any other companies, or in any one or more of such ways.

66. Capitalization of Profits, Reserves, etc. Upon the recommendation of the Board of Directors approved by Ordinary Resolution of the Company, the Company

      (a) may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for dividends, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed among such of the shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, on the footing that they become entitled thereto as capital, or may cause any part of such capitalized fund to be applied on behalf of such shareholders in paying up in full, either at par or at premium as the resolution may provide, any unissued shares or debentures or debenture shares of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or debenture shares; and

      (b) may cause such distribution or payment to be accepted by such shareholders in full satisfaction of their intent in the said capitalized sum.

67. Implementation of Powers Under Articles 65 and 66. For the purpose of giving full effect to any resolution under Articles 65 and 66, the Board of Directors may settle any difficulty which may arise with respect to the distribution as it deems expedient, and, in particular, may fix the value for distribution of any specific assets, and may determine that cash payments shall be made to any shareholders upon the footing of the value so fixed, or that fraction of less value than the nominal value of one share may be disregarded in order to adjust the rights of all parties, and may vest any such cash, shares, debentures, debenture shares or specific assets in trustees upon such trusts for the persons entitled to the dividend or capitalized fund as may seem expedient to tree Board of Directors.

Where required according to the provisions of the Law, a proper contract shall be executed and the Board of Directors may appoint any person to sign such contract on behalf of the persons entitled to the dividend or capitalized fund.

68.   RESERVED.

69.   RESERVED

70. Unclaimed Dividends. All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board of Directors for the benefit of the Company until claimed. The payment by the Directors of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of two (2) years from the date of declaration of such dividend, and any such other moneys unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company, provided, however, that the Board of Directors may, in its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

71. Mechanics of Payment. Any dividend or other moneys payable in cash in respect of a share may be paid by check or warrant sent through the post to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may by writing direct. Every such check or warrant shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check or warrant by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check or warrant shall be sent at the risk of the person entitled to the money represented thereby.

72. Receipt from a Joint Holder. If two or more persons are registered as joint holders of any share, or are entitled jointly thereto in consequence of the death or bankruptcy of the holder or otherwise, any one of them may give binding receipts for any dividend or other moneys payable or property distributable in respect of such share.

ACCOUNTS AND AUDIT

73. Books of Account. The Board of Directors shall cause accurate books of account to be kept in accordance with the provisions of the Law and of any other applicable law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board of Directors may deem fit, and they shall always be open to inspection by all Directors.

74. Audit. At least once in every fiscal year the accounts of the Company shall be audited and the correctness of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

75. Auditors. The appointment, authorities, rights and duties of the auditor(s) of the Company, shall be regulated by applicable law, provided, however, that in exercising its authority to fix the remuneration of the auditor(s), the shareholders in General Meeting may, in an Ordinary Resolution, authorize (and in the absence of any such authorization or similar action in connection therewith shall be deemed to have so authorized or acted) the Board of Directors to fix such remuneration subject to such criteria or standards, if any, as may be provided in such Ordinary Resolution, and if no such criteria of standards are so provided, such remuneration shall be fixed in an amount commensurate with the volume and nature of the services rendered by such auditor(s).

BRANCH REGISTERS

76. Subject to and in accordance with the provisions of the Law and to all orders and regulations issued hereunder, the Company may cause branch registers to be kept in any place outside Israel as the Board of Directors deems appropriate, and, subject to all applicable requirements of any law, the Board of Directors may from time to time adopt such rules and procedures as it may deem appropriate in connection with the keeping of such branch registers.

RIGHTS OF SIGNATURE AND STAMP

77. (a) The Board of Directors shall be entitled to authorize any person(s) (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature(s) of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority.

      (b) The Company shall have one official rubber stamp. The directors shall cause such stamp to be kept in a safe place.

      (c) The printing of the name of the Company or by a typewriter or by hand next to the signatures of the authorized signatories of the Company, shall be valid as if the rubber stamp of the Company was affixed.

NOTICES

78. A notice or any other document may be served by the Company upon any shareholder either personally or by sending it by email and facsimile addressed to such member at his address, whenever situated, as appearing in the register of shareholders.

79.   RESERVED.

80. Prior and timely notice of the convening of a shareholders meeting shall be given to each shareholder, wherever situated, at the last address provided by the shareholder. Any shareholder registered in the register who shall, from time to time, furnish the Company with an address at which notices may be served, shall be entitled to receive all notices he is entitled to receive according to these Articles at that address.

81. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a shareholder by sending it through the post in a prepaid letter or postcard or facsimile or email followed by a confirming facsimile addressed and to them by name, at the address, if any, in Israel furnished for the purpose by the persons claiming to be so entitled or, until such an address has been so furnished, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

82. Any notice or other document if served or sent by post shall be deemed to have been served or delivered ten (10) days after the time when the letter or postcard containing the same was delivered to the post or at such time as the facsimile was sent or in case of an email then at such time as the facsimile confirming such email was sent, and in proving such service it shall be sufficient to prove that the letter or postcard or facsimile or email followed by a confirming facsimile containing the notice was properly addressed and delivered at the post office or sent by facsimile or email followed by confirming facsimile. Any list kept in the ordinary manner in any mail list of the Company or any copy of any email or facsimile in the Company's possession shall be prima facie proof of the delivery.

83. In any case where it is necessary to give prior notice of a certain number of days or a notice valid for a certain period, the date of delivery shall be taken into account in the number of days or period.

INSURANCE AND INDEMNITY

84. (a) Exemption From Duty Of Care. Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to exempt as "office holder" (as such term is defined in the Law) from all or part of such officer holder's responsibility or liability for damages caused to the Company due to any breach of such office holder's duty of care towards the Company.

      (b)   Indemnification.

            (i) Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify or enter into an agreement to indemnify in the future any office holder to the fullest extent permitted by the Law.

            (ii) Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an office holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such office holder in such office holder's capacity as an office holder of the Company:

                  (1) a monetary liability imposed on an office holder pursuant to a judgment in favor of another person, including a judgment imposed on such office holder in a compromise or in an arbitration decision that was approved by a court of law; and

                  (2) reasonable legal expenses, including attorney's fees, which the office holder incurred or with which he was charged by a court of law, in a proceeding brought against him, by the Company or by another in its name, or in a criminal prosecution in which the officer holder was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

            (iii) Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to indemnify the Company's office holders for those liabilities and expenses described in sub-article 83(b)(ii)(2), provided that:
(a) in the opinion of the Board of Directors such liabilities and expenses can be foreseen at the time the undertaking to indemnify is provided, and (b) the Board of Directors shall set a reasonable limit to the amounts for such indemnification under the circumstances.

      (c)   Insurance.

            (i) Subject to the provisions of the Law, including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an office holder to the maximal extent permitted under law, for any liability that may be imposed on such office holder in connection with an act performed by such office holder in such office holder's capacity as an officer holder of the Company, with respect to each of the following:

                  (1) breach of the duty of care of the office holder towards the Company or towards another person;

                  (2) breach of the fiduciary duty towards the Company, provided that the office holder acted in good faith and with reasonable grounds to assume that the action in question would not cause harm to the Company; and

                  (3) a monetary obligation imposed on the office holder for the benefit of another person.

            (ii) Articles 83(a), 83(b) and 83(c)(i) shall not apply under any of the following circumstances:

                  (1) a breach of an office holder's fiduciary duty, in which the office holder did not act in good faith and did not have reasonable grounds to assume that the action in question would not cause harm to the Company;

                  (2) a grossly negligent or intentional violation of an office holder's duty of care.

                  (3) an intentional action by an office holder in which such office holder intended to illegally obtain a personal gain; and

                  (4)   a fine or ransom levied on an office holder.

            (iii) The Company may procure insurance for or indemnify any person who is not an office holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and the Law.

                                   EXHIBIT 6.2

                               CLOSING CONDITIONS

6.2(iv) THIRD PARTY CONSENTS, ASSIGNMENTS AND RELEASES

      - Cancellation of all outstanding Predix options and warrants, as required

      -     Assignment of Ramot license

      -     Assignment of Astra Zeneca agreements

6.2(v) POST-CLOSING AGREEMENTS

      -     Michael Kauffman Employment Agreement

      - Loan and Pledge Agreements with each of Silvia Noiman, Oren Becker and Haim Aviv

      -     Warrant to GE Capital

6.2(vi) FORM OF INDEMNIFICATION (ATTACHED HERETO)

                                                                   June 30, 2003

Physiome Sciences, Inc.
150 College Road West
Suite 300
Princeton, New Jersey 08540-6604
USA

Dear Sirs:

1. Each of the undersigned, OrbiMed Associates LLC, Caduceus Private Investments LP and PW Juniper Crossover Fund L.L.C. (each, an "OrbiMed Entity") hereby agrees and undertakes to indemnify you and hold you harmless from any Israeli capital gains taxes (including interest, linkage, penalties, fines and directly related reasonable attorneys and/or accounting fees (together "Taxes")) which you shall pay in connection with Israeli withholding tax obligations related to your acquisition of such OrbiMed Entity's shares in Predix Pharmaceuticals Ltd., in accordance with the Agreement to Purchase All of the Capital Stock of Predix Pharmaceuticals Ltd. dated June 30, 2003 (the "Purchase Agreement").

2.    You hereby agree to notify us promptly, in writing to the undersigned at:
      767 Third Avenue, 30th Floor New York, NY 10017 (or to such address as we may advise you in writing) of any tax withholding demand you may receive (a "Demand"), and to cooperate with us with regard to such Demand. It is hereby specifically clarified that the indemnification set forth in
      Section 1 above is conditioned upon your consent not to take any action relating to such Demand unless agreed to, by us, in advance.

3. The indemnification under this letter is specifically limited to any Taxes actually paid by you to the Israeli tax Authorities as set forth herein.

4. This letter is given solely to Physiome Sciences, Inc. and is neither transferable nor assignable to any third party.

5. This letter shall expire upon the sixth anniversary of the closing date of the Purchase Agreement. Notwithstanding the foregoing, in case you receive a Demand prior to the expiration date, our obligation under Section 1 above, shall survive the expiration of the letter.

______________________
OrbiMed Associates LLC
By:_________________

_______________________________
Caduceus Private Investments LP
By:_________________

________________________________
PW Juniper Crossover Fund L.L.C.
By:________________